Exhibit 10.1

Execution Version

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF NOVEMBER 13, 2025

AMONG

INLAND REAL ESTATE INCOME TRUST, INC.

AS BORROWER,

KEYBANK NATIONAL ASSOCIATION

AS ADMINISTRATIVE AGENT,

KEYBANC CAPITAL MARKETS INC.

AS JOINT LEAD ARRANGER,

PNC CAPITAL MARKETS LLC

AS JOINT LEAD ARRANGER,

BOFA SECURITIES, INC.

AS JOINT LEAD ARRANGER,

PNC BANK, N.A.

AS CO-SYNDICATION AGENT,

BANK OF AMERICA, N.A.

AS CO-SYNDICATION AGENT,

FIFTH THIRD BANK, NATIONAL ASSOCIATION
AS CO-DOCUMENTATION AGENT,

BMO BANK N.A.
AS CO-DOCUMENTATION AGENT

AND

THE OTHER LENDERS
FROM TIME TO TIME PARTIES HERETO

Table of Contents

Page

ARTICLE I. DEFINITIONS		1
ARTICLE II. THE CREDIT		39
2.1.	Loans	39
2.2.	Ratable and Non Ratable Advances	41
2.3.	Periodic Principal Payments	41
2.4.	Final Principal Payment	42
2.5.	Unused Revolver Fee; Facility Fee	43
2.6.	Other Fees	43
2.7.	Minimum Amount of Each Revolving Credit Facility Advance	44
2.8.	Method of Selecting Types of New Advances	44
2.9.	Conversion and Continuation of Outstanding Advances	44
2.10.	Changes in Interest Rate, Etc.	45
2.11.	Rates Applicable After Default	46
2.12.	Method of Payment	46
2.13.	Notes; Telephonic Notices	46
2.14.	Payment Dates; Interest and Fee Basis	47
2.15.	Notification of Advances, Interest Rates and Prepayments	47
2.16.	Swingline Advances	47
2.17.	Lending Offices	48
2.18.	Non-Receipt of Funds by the Administrative Agent	48
2.19.	Replacement of Lenders under Certain Circumstances	49
2.20.	Usury	50
2.21.	Extension of Facility Termination Date	50
2.22.	Termination of Revolving Credit Commitments	51
2.23.	Increase in Commitment	51
2.24.	Unencumbered Properties	56
2.25.	Effect of Benchmark Transition Event	58
ARTICLE IIA LETTER OF CREDIT SUBFACILITY		59
2A.1	Obligation to Issue	59
2A.2	Types and Amounts	59
2A.3	Conditions	60
2A.4	Procedure for Issuance of Facility Letters of Credit	61
2A.5	Reimbursement Obligations; Duties of Issuing Bank	62
2A.6	Participation	62
2A.7	Payment of Reimbursement Obligations	63
2A.8	Compensation for Facility Letters of Credit	64
2A.9	Letter of Credit Collateral Account	65
ARTICLE III. CHANGE IN CIRCUMSTANCES		65
3.1.	Increased Costs Generally	65
3.2.	Changes in Capital Adequacy Regulations	66
3.3.	Availability of Types of Advances	66
3.4.	Funding Indemnification	67

- i -

3.5.	Taxes	67
3.6.	Lender Statements; Survival of Indemnity	71
ARTICLE IV. CONDITIONS PRECEDENT		71
4.1.	Initial Advance	71
4.2.	Each Advance and Issuance	74
ARTICLE V. REPRESENTATIONS AND WARRANTIES		74
5.1.	Existence	74
5.2.	Authorization and Validity	75
5.3.	No Conflict; Government Consent	75
5.4.	Financial Statements; Material Adverse Effect	75
5.5.	Taxes	76
5.6.	Litigation	76
5.7.	Subsidiaries	76
5.8.	ERISA	76
5.9.	Accuracy of Information	76
5.10.	Regulations of the Board	77
5.11.	Material Agreements	77
5.12.	Compliance With Laws	77
5.13.	Ownership of Properties	77
5.14.	Investment Company Act	77
5.15.	Solvency	77
5.16.	Insurance	78
5.17.	REIT Status	78
5.18.	Environmental Matters	78
5.19.	Sanctions Laws and Regulations	79
5.20.	Unencumbered Properties	80
5.21.	Beneficial Ownership Certification	80
ARTICLE VI. COVENANTS		80
6.1.	Financial Reporting	80
6.2.	Use of Proceeds	82
6.3.	Notice of Default	82
6.4.	Conduct of Business	82
6.5.	Taxes	82
6.6.	Insurance	83
6.7.	Compliance with Laws	83
6.8.	Maintenance of Properties	83
6.9.	Inspection	83
6.10.	Maintenance of Status	83
6.11.	Dividends; Distributions; Redemptions	83
6.12.	[Intentionally Deleted]	84
6.13.	Plan Assets	84
6.14.	Liens	84
6.15.	Affiliates	84

- ii -

6.16.	Consolidated Tangible Net Worth	84
6.17.	Indebtedness and Cash Flow Covenants	85
6.18.	Environmental Matters	85
6.19.	Permitted Investments	86
6.20.	Negative Pledges	87
6.21.	Subsidiary Guaranty	87
6.22.	Subordination of Advisor’s Fees	88
6.23.	Mergers, Consolidations and Sales of Assets	88
ARTICLE VII. DEFAULTS		89
ARTICLE VIII. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		91
8.1.	Acceleration	91
8.2.	Amendments	92
8.3.	Preservation of Rights	93
ARTICLE IX. GENERAL PROVISIONS		95
9.1.	Survival of Representations	95
9.2.	Governmental Regulation	95
9.3.	Divisions..	95
9.4.	Headings	95
9.5.	Entire Agreement	95
9.6.	Several Obligations; Benefits of the Agreement	95
9.7.	Expenses; Indemnification	95
9.8.	Numbers of Documents	96
9.9.	Accounting	97
9.10.	Severability of Provisions	97
9.11.	No Advisory or Fiduciary Responsibility	97
9.12.	Choice of Law	98
9.13.	Consent to Jurisdiction	98
9.14.	Waiver of Jury Trial	98
9.15.	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	99
9.16.	Acknowledgement Regarding Any Supported QFC	99
9.17.	Reallocation of Lenders Pro Rata Shares; No Novation	102
9.18.	Rates	102
ARTICLE X. THE ADMINISTRATIVE AGENT		103
10.1.	Appointment	103
10.2.	Powers	103
10.3.	General Immunity	103
10.4.	No Responsibility for Loans, Recitals, etc.	103
10.5.	Action on Instructions of Lenders	104
10.6.	Employment of Agents and Counsel	104
10.7.	Reliance on Documents; Counsel	104
10.8.	Administrative Agent’s Reimbursement and Indemnification	104
10.9.	Rights as a Lender	105
10.10.	Lender Credit Decision	105

- iii -

10.11.	Successor Administrative Agent	105
10.12.	Notice of Defaults	106
10.13.	Requests for Approval	106
10.14.	Defaulting Lenders	107
10.15.	Additional Agents	108
10.16.	Erroneous Payments	108
ARTICLE XI. SETOFF; RATABLE PAYMENTS		110
11.1.	Setoff	110
11.2.	Ratable Payments	110
ARTICLE XII. BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		111
12.1.	Successors and Assigns	111
12.2.	Participations	111
12.3.	Assignments	112
12.4.	Dissemination of Information	113
12.5.	[Reserved]	114
12.6.	Confidentiality	114
ARTICLE XIII. NOTICES		114
13.1.	Giving Notice	114
ARTICLE XIV. PATRIOT ACT; BENEFICIAL OWNERSHIP REGULATION		115
ARTICLE XV. COUNTERPARTS		115

- iv -

EXHIBITS

EXHIBIT A COMPLIANCE CERTIFICATE

EXHIBIT B ASSIGNMENT AGREEMENT
EXHIBIT C LIST OF INITIAL SUBSIDIARY GUARANTORS

EXHIBIT D SUBSIDIARY GUARANTY

EXHIBIT E [RESERVED]

EXHIBIT F BORROWING NOTICE

EXHIBIT G APPLICABLE MARGINS

EXHIBIT H-1 LIST OF INITIAL UNENCUMBERED PROPERTIES

EXHIBIT I FORM OF NOTE

EXHIBIT J FORM OF AMENDMENT REGARDING INCREASE

EXHIBIT K SUBORDINATION AGREEMENT

EXHIBITS L-1 – L-4 TAX EXHIBITS

SCHEDULE 1.1 COMMITMENTS

SCHEDULE 5.6 LITIGATION

SCHEDULE 5.7 SUBSIDIARIES OF BORROWER

SCHEDULE 5.18 ENVIRONMENTAL MATTERS

- v -

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amended and Restated Credit Agreement (the “Agreement”) dated as of November 13, 2025, among Inland Real Estate Income Trust, Inc., a corporation organized under the laws of the State of Maryland (the “Borrower”), KeyBank National Association, a national banking association, and the several other banks, financial institutions and entities from time to time parties to this Agreement (collectively, the “Lenders”), and KeyBank National Association, not individually, but as “Administrative Agent”, amends and restates that certain Second Amended and Restated Credit Agreement dated as of February, 3, 2022, among the Borrower, certain of the Lenders, and KeyBank National Association as Administrative Agent (as amended, supplemented or otherwise modified as of the date hereof, collectively, the “Original Credit Agreement”).

RECITALS

A. The Borrower is primarily engaged in the business of purchasing, owning, operating and leasing commercial real estate properties.

B. The Borrower has requested that the Administrative Agent and the Lenders enter into this Agreement to amend and restate the Original Credit Agreement and to make certain other changes to the terms and conditions of the Original Credit Agreement. The Administrative Agent and the Lenders have agreed to do so, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement:

“ABR Applicable Margin” means, as of any date, the Applicable Margin used to determine the Floating Rate as determined from time to time in accordance with the definition of “Applicable Margin”.

“Adjusted EBITDA” means, as of any date, an amount equal to the Adjusted NOI for the most recent four (4) fiscal quarters of the Borrower for which financial results have been reported, as adjusted by (i) adding thereto interest income and dividend income on Marketable Securities (but only to the extent dividend income does not constitute more than ten percent (10%) of total Adjusted EBITDA), (ii) deducting therefrom any income attributable to Excluded Tenants; (iii) adding or deducting for, as appropriate, any adjustment made under GAAP for straight lining of rents, gains or losses from sales of assets, extraordinary items, impairment and other non‑cash charges, depreciation, amortization, interest expenses, taxes; (iv) [reserved]; (v) adding thereto, without duplication, the Consolidated Group Pro Rata Share of the aggregate Net Operating Income for such period from Projects owned by Investment Affiliates at the end of such period, adjusted in the manner set forth in clauses (i) through (iv) of this sentence, and (vi) deducting therefrom the Borrower’s actual general and administrative expenses and asset management fees.

“Adjusted NOI” means with respect to any Project for any period, Net Operating Income of such Project for such period less the applicable Capital Reserves; provided, however, that in determining the Net Operating Income for any Project with an Excluded Tenant Replacement for purposes of this definition of “Adjusted NOI”, the Net Operating Income from such Excluded Tenant Replacement shall be calculated as follows:

(i) with respect to any Excluded Tenant Replacement that has been paying rent and in occupancy of its space formerly leased (in whole or in part) to an Excluded Tenant at such Project for less than a full calendar quarter for which Borrower’s financial results have been reported, but is an Excluded Tenant Replacement as of the end of such calendar quarter, the Net Operating Income from such Excluded Tenant Replacement shall be the pro forma Net Operating Income expected from such Excluded Tenant Replacement for the next calendar quarter, annualized,

(ii) with respect to any Excluded Tenant Replacement that has been paying rent and in occupancy of its space formerly leased (in whole or in part) to an Excluded Tenant at such Project for at least one full calendar quarter for which Borrower’s financial results have been reported but less than two full calendar quarters for which Borrower’s financial results have been reported, the Net Operating Income from such Excluded Tenant Replacement shall be the Net Operating Income from such Excluded Tenant Replacement for such first full calendar quarter, annualized,

(iii) with respect to any Excluded Tenant Replacement that has been paying rent and in occupancy of its space formerly leased (in whole or in part) to an Excluded Tenant at such Project for at least two full calendar quarters for which Borrower’s financial results have been reported but less than three full calendar quarters for which Borrower’s financial results have been reported, the Net Operating Income from such Excluded Tenant Replacement shall be the sum of the Net Operating Income from such Excluded Tenant Replacement for such two full calendar quarters, annualized,

(iv) with respect to any Excluded Tenant Replacement that has been paying rent and in occupancy of its space formerly leased (in whole or in part) to an Excluded Tenant at such Project for at least three full calendar quarters for which Borrower’s financial results have been reported but less than four calendar quarters for which Borrower’s financial results have been reported, the Net Operating Income from such Excluded Tenant Replacement shall be the sum of the Net Operating Income from such Excluded Tenant Replacement for such three full calendar quarters, annualized, and

(v) with respect to any Excluded Tenant Replacement that has been paying rent and in occupancy of its space formerly leased (in whole or in part) to an Excluded Tenant at such Project for at least four calendar quarters for which Borrower’s financial results have been reported, the Net Operating Income from such Excluded Tenant Replacement shall thereafter be the Net Operating Income from such Excluded Tenant Replacement for such four calendar quarters.

“Administrative Agent” means KeyBank National Association in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing under the Revolving Credit Facility, Term Loan A Facility or Term Loan B Facility hereunder consisting of the aggregate amount of such several Loans made by one or more of the Lenders to the Borrower of the same Type and, in the case of Term SOFR Advances, for the same Interest Period, including for the Revolving Credit Facility, Swingline Advances.

“Advisor” means IREIT Business Manager & Advisor, Inc., in its capacity as advisor to the Borrower or any of its successors or assigns in such capacity.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. In no event shall the Administrative Agent be deemed to be an Affiliate of the Borrower.

“Aggregate Commitment” means, as of any date, the aggregate of the then-current Commitments of all the Lenders, as such amounts may be increased or decreased hereafter in accordance with Section 2.22 and Section 2.23 hereof.

“Aggregate Revolving Credit Commitment” means, as of any date, the aggregate of the then-current Revolving Credit Commitments of all the Lenders, which, as of the date hereof, equal $285,000,000, as such amounts may be increased or decreased hereafter in accordance with Section 2.22 and Section 2.23 hereof.

“Agreement” is defined in the Preamble hereto.

“Agreement Effective Date” means the date this Agreement has been fully executed and delivered by the Borrower and the Lenders and the initial Advance hereunder has been made.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of Federal Funds Effective Rate for such day plus

0.5% per annum, and (iii) Term SOFR in effect on such day plus 1.00% per annum. Notwithstanding the foregoing, in no event shall the Alternate Base Rate be less than 0%.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the applicable margin set forth in the pricing schedule contained in Exhibit G used in calculating the interest rate applicable to the various Types of Advances, subject to the conditions set forth in Exhibit G with respect to the effective date of changes in such applicable margins.

“Approved Bank” means any bank, finance company, insurance company or other financial institution (a) which has (i)(x) a minimum net worth of $500,000,000 and/or (y) total assets of $10,000,000,000, and (ii) a minimum long-term debt rating of (x) BBB+ or higher by S&P, and (y) Baa1 or higher by Moody’s, or (b) which is approved by the Administrative Agent, which approval shall not be unreasonably withheld.

“Arrangers” means, collectively, KeyBanc Capital Markets Inc., PNC Capital Markets LLC and BofA Securities, Inc., in their capacity as joint lead arrangers.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the President, Chief Executive Officer, Chief Accounting Officer, Chief Financial Officer, Chief Operating Officer, Secretary, Treasurer, Vice President or Assistant Secretary, or any equivalent officer, of Borrower, acting singly.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.25(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the

United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, the Term SOFR Reference Rate or Daily Simple SOFR; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate, Daily Simple SOFR or the applicable then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.25(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to such then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor (if applicable), the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor (if applicable) of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors (if applicable)of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors (if applicable) of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the applicable then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.25 and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.25.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” means Inland Real Estate Income Trust, Inc., a corporation organized under the laws of the State of Maryland, and its permitted successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio, and New York, New York for the conduct of substantially all of their commercial lending activities.

“Capital Reserves” means for any period of four (4) consecutive fiscal quarters, an amount equal to $0.15 per square foot for improved commercial real estate Projects. If the term Capital Reserves is used without reference to any specific Project, then the amount shall be determined on an aggregate basis with respect to all Projects of the Consolidated Group and the Consolidated Group Pro Rata Share of all improved commercial real estate Projects of all Investment Affiliates. The Capital Reserves shall be calculated based on the total square footage of the Projects owned (or ground leased) at the end of the applicable fiscal quarter.

“Capitalization Rate” means 6.75%.

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of the Issuing Bank and the Lenders, as collateral for the Facility Letter of Credit Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as of any date:

(i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(ii) mutual funds organized under the United States Investment Company Act of 1940, as amended, rated AAm or AAm-G by S&P and P-1 by Moody’s;

(iii) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-2 by S&P and not less than P-2 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(iv) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-2 by S&P, and not less than P-2 by Moody’s and which has a long term unsecured debt rating of not less than BBB+ by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

(v) bonds or other obligations having a short term unsecured debt rating of not less than A-2 by S&P and P-2 by Moody’s and having a long term debt rating of not less than BBB+ by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(vi) repurchase agreements issued by an entity rated not less than A‑2 by S&P, and not less than P-2 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(vii) short term promissory notes rated not less than A-2 by S&P, and not less than P-2 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(viii) commercial paper (having original maturities of not more than 365 days) rated at least A-2 by S&P and P-2 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least BBB+ by Moody’s.

“Change in Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Borrower’s Equity Interests representing more than twenty-five percent (25%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; provided however, that Persons acquiring Equity Interests of Borrower from Borrower in connection with an acquisition or other transaction with Borrower, without any agreement among such Persons to act together to hold, dispose of, or vote such shares following the acquisition of such shares, shall not be considered a “group” for purposes of this clause (i); or (ii) any change in the majority of the Board of Directors or Board of Trustees of Borrower during any twelve (12) month period, excluding any new directors or trustees whose election by such Board or whose nomination for election by the holders of Borrower’s Equity Interests was approved by a vote of a majority of the directors or trustees then still in office who were either directors or trustees at the beginning of such period or whose election or nomination for election was previously so approved. Notwithstanding anything herein to the contrary, an internalization of the management of the Borrower through a termination of the Business Management Agreement between the Borrower and the Advisor and/or a termination of the Property Management Agreement between the Borrower and the Property Manager will not constitute a “Change in Control”. Notwithstanding anything in this definition to the contrary, the listing of the Equity Interests in the Borrower on a national stock exchange shall not per se constitute a Change in Control.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“CMBS” means commercial mortgage-backed securities representing ownership interests in pools of mortgage loans secured by income-producing properties.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means with respect to each Lender, the aggregate of (a) the Revolving Credit Commitment of such Lender, (b) the Term Loan A Commitment of such Lender and (c) the Term Loan B Commitment of such Lender.

“Commitment Increase” means an increase in the Aggregate Revolving Credit Commitment, the Term Loan A Commitments and/or the Term Loan B Commitments pursuant to Section 2.23.

“Commitment Increase Date” is defined in Section 2.23(c).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” means any Person directly engaged in substantially similar business operations of any Loan Party.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR, Daily Simple SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.4 and other technical, administrative or operational matters) that the

Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Debt Service” means, for any period, without duplication, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Total Indebtedness taken into account in calculating Consolidated Interest Expense which were required to be made during such period (excluding optional, balloon and temporary amortization principal payments) plus (c) a percentage of scheduled principal payments by any Investment Affiliate on Indebtedness of such Investment Affiliate taken into account in calculating Consolidated Interest Expense which were required to be made during such period (excluding optional, balloon and temporary amortization principal payments), equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Investment Affiliate.

“Consolidated Group” means the Borrower and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total economic ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the percentage of the total then-current value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate.

“Consolidated Interest Expense” means, on any date of determination, the sum of (a) the Consolidated Group’s total interest expense incurred (in accordance with GAAP) for the most recent four (4) fiscal quarters for which financial results of the Borrower have been reported, including capitalized interest (but excluding interest funded under a construction loan), plus (b) the Consolidated Group Pro Rata Share of total interest expense incurred (in accordance with GAAP) by its Investment Affiliates for such period. Consolidated Interest Expense shall exclude the effect of any mark to market of assumed debt pursuant to ASC 820 or ASC 805.

“Consolidated Tangible Net Worth” means, as of any date of determination, an amount equal to (a) Gross Asset Value as of such date minus (b) Consolidated Total Indebtedness as of such date.

“Consolidated Total Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group in existence on such date, determined on a consolidated basis in accordance with GAAP (whether recourse or non‑recourse), plus, without duplication, (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate outstanding on such date other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group.

“Construction-in-Progress” means, as of any date, for the Consolidated Group, the sum of all cash expenditures for land and improvements (including indirect costs internally allocated and development costs) in accordance with GAAP on Projects that are under construction or with respect to which construction is reasonably scheduled to commence within twelve (12) months of such date. For the purposes of calculating Construction-in-Progress of the Consolidated Group with respect to Projects under construction by Investment Affiliates, the Construction-in-Progress of the Consolidated Group on account thereof shall be the lesser of (a) the Investment of the Consolidated Group in the applicable Investment Affiliate or (b) the applicable Consolidated Group Pro Rata Share of such Investment Affiliate times such Investment Affiliate’s cash expenditures for such Construction-in-Progress. A Project shall be considered Construction-in-Progress only until the first to occur of (i) the one year anniversary of substantial completion of such Project and (ii) the first day of the first fiscal quarter following the fiscal quarter in which such Project achieves 85% physical occupancy.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), an interest rate per annum, reset on each U.S. Government Securities Business Day, equal to the greater of (a) SOFR for the day that is five (5) U.S. Government Securities Business Days prior to such SOFR Rate Day, published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day, and (b) the Floor. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day on which SOFR is to be reset, SOFR for such day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily SOFR Advance” means any Advance bearing interest at a rate based on Daily Simple SOFR.

“Daily SOFR Loan” means any Loan bearing interest at a rate based on the Daily Simple SOFR.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event described in Article VII.

“Defaulting Lender” means, subject to Section 10.14, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become a subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.14) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.11 which shall mean that (i) each SOFR Advance shall bear interest until the applicable Payment Date at the rate otherwise applicable to SOFR Loans plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 2% per annum.

“Departing Lender” is defined in Section 2.19.

“Designated Persons” means a person or entity (a) listed in the annex to, or otherwise subject to the provisions of, any Executive Order; (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or is otherwise the subject of any Sanctions Laws and Regulations; (c) in which an entity or person on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN; or (d) located, organized or resident in a Sanctioned Country.

“Disqualified Lender” means (a) Competitors, and any Person Controlling any such Competitor, in each case identified in writing by Borrower to the Arrangers prior to the Agreement Effective Date (which list may be modified and/or updated by Borrower from time to time after the Agreement Effective Date with prior written notice to the Administrative Agent), and (b) any Affiliates of any such Competitors, Controlling Persons or institutions reasonably identifiable as Affiliates solely on the basis of their names or identified by Borrower in writing to the Arrangers prior to the Agreement Effective Date and/or updated by Borrower from time to time after the Agreement Effective Date with prior written notice to the Administrative Agent (it being understood that any update pursuant to clause (a) or clause (b) above shall not apply retroactively or to any entity that is a Lender or party to a pending trade as of the date of such notice).

“Dividend Payout Ratio” means, for any given period of time for any Person, the ratio of (a) an amount equal to (i) 100% of all cash dividends or other distributions made in cash, direct or indirect, on account of any Equity Interest of such Person during such period, less, without duplication, (x) any amount of such dividends or distributions constituting Dividend Reinvestment Proceeds, and (y) any amount of such dividends or distributions constituting Preferred Dividends, to (b) ninety-five percent (95%) of Funds From Operations of such Person for such period, provided however that, in calculating the amount under preceding clause (a)(i), there shall be excluded from such clause (a)(i) the aggregate cash payments made for common share repurchases or redemptions during such period to the extent that such excluded cash payments do not exceed the aggregate Dividend Reinvestment Proceeds for such period, and only the cash payments in excess of such Dividend Reinvestment Proceeds shall be included in calculating such amount under clause (a)(i).

“Dividend Reinvestment Proceeds” means all dividends or other distributions, direct or indirect, on account of any Equity Interest of any Person which any holder(s) of such Equity Interest directs to be used, concurrently with the making of such dividend or distribution, for the purpose of purchasing for the account of such holder(s) additional Equity Interests in such Person or its subsidiaries.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Economically Occupied” means, as of any date with respect to any space in any Project, that such space is then subject to a binding and enforceable lease with a tenant which (i) is not an Affiliate of the Borrower, (ii) took initial occupancy of the demised premises (even if such demised premises are then vacant), (iii) is not an Excluded Tenant and (iv) is not more than thirty (30) days delinquent in payment of rent under such lease.

“Eligible Ground Lease” means an unsubordinated ground lease as to which no default has occurred and is continuing beyond the expiration of any applicable grace or cure period containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the date the applicable Project was added to the Unencumbered Pool; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so and (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease.

“Eligible Unencumbered Property” means any stabilized commercial property located in the United States which, as of any date of determination, (a) is wholly owned by the Borrower or a Wholly-Owned Subsidiary of the Borrower, in fee simple, or leased by the Borrower or a Wholly-Owned Subsidiary of the Borrower pursuant to an Eligible Ground Lease, (b) is a retail Project, an anchored mixed use Project, or a triple net leased Project, (c) is not subject to any Liens securing Indebtedness or any other Liens (other than Permitted Liens) or claims (including restrictions on transferability or assignability) of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any such Wholly-Owned Subsidiary), (d) is not subject to any agreement which prohibits or limits the ability of the Borrower or any such Wholly-Owned Subsidiary to create, incur, assume or suffer to exist any Lien thereon or upon the Equity Interests of any such Wholly-Owned Subsidiary, (e) is not subject to any agreement (excluding refinancing commitments relating to an Unencumbered Property, which is expected to be released from the Unencumbered Pool within ninety (90) days after the date of determination) which entitles any Person to the benefit of any Lien (other than Liens in favor of Lenders and other Permitted Liens) thereon or upon the Equity Interests of any such Wholly-Owned Subsidiary or would entitle any Person to the benefit of any Lien thereon or on such Equity Interests upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause), (f) is not the subject of any material environmental, title or structural issue, as evidenced by a certification of the Borrower and (g) which, when aggregated with all other Unencumbered Properties then included in the Unencumbered Pool will result in the Unencumbered Properties as a whole being at least 85% Economically Occupied. No such Project owned by a Wholly-Owned Subsidiary shall be deemed to be an Eligible Unencumbered Property unless (i) all Equity Interests of each entity in the chain of ownership between such Wholly-Owned Subsidiary and Borrower is not subject to any of the matters described in clauses (c), (d) or (e) of the preceding sentence, (ii) no bankruptcy or insolvency has occurred and is continuing with respect to such Wholly-Owned Subsidiary or any entity in the chain of ownership between such Wholly-Owned Subsidiary and Borrower, (iii) such Wholly‑Owned Subsidiary has no Indebtedness (other than in favor of the Lenders or in favor of the Borrower or any of its Subsidiary Guarantors) and (iv) no such entity in the chain of ownership between such Wholly-Owned Subsidiary and Borrower has Indebtedness other than Indebtedness in favor of the Borrower or any of its Subsidiary Guarantors or Secured Indebtedness or Guarantee Obligations relating solely to Secured Indebtedness of such entity’s other direct or indirect Subsidiaries. Notwithstanding the foregoing, the Required Lenders may, in their sole discretion, elect to approve the addition of any Project which does not meet all of the criteria set forth in the first sentence of this definition as an Eligible Unencumbered Property despite such failure.

“Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right to Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Excluded Subsidiary” means, a Subsidiary which (A) owns Projects subject to Indebtedness and the terms of the loan documents for such Indebtedness preclude such Subsidiary from entering into the Subsidiary Guaranty, or (B) is an entity which owns only direct or indirect interests in Projects that are not Unencumbered Properties and that, in the aggregate, constitute less than 5% of Gross Asset Value.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee by such Subsidiary Guarantor of such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity

Exchange Act and the regulations thereunder at the time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Subsidiary Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(g) and (d) any withholding Taxes imposed under FATCA.

“Excluded Tenants” means, as of any date, any tenant leasing space at one of the Projects that is subject to a voluntary or involuntary petition for relief under any federal or state bankruptcy codes or insolvency law unless such tenant’s lease obligations are guaranteed by an entity whose then current long-term, unsecured debt obligations are rated BBB- or above by S&P or Baa3 or above by Moody’s.

“Excluded Tenant Replacement” means a tenant under a lease with a term of at least three years who, pursuant to such lease, is paying rent and occupying space (in whole or in part) at a Project that was, prior to such Excluded Tenant Replacement taking possession of such space, most recently leased by an Excluded Tenant.

“Executive Order” has the meaning assigned to it in the definition of Sanctions Laws and Regulations.

“Facility” means, collectively, the Revolving Credit Facility, Term Loan A Facility and Term Loan B Facility.

“Facility Fee” is defined in Section 2.5(b).

“Facility Letter of Credit” means a Letter of Credit issued pursuant to Article IIA of this Agreement.

“Facility Letter of Credit Fee” is defined in Section 2A.8.

“Facility Letter of Credit Obligations” means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrower with respect to Facility Letters of Credit, including the sum of (a) the Reimbursement Obligations and (b) the aggregate undrawn face amount of the then outstanding Facility Letters of Credit.

“Facility Letter of Credit Sublimit” means $25,000,000.

“Facility Termination Date” means the Revolving Credit Termination Date or Term Loan A Maturity Date (in each case as the same may be extended pursuant to Section 2.21 hereof), or Term Loan B Maturity Date, as the context shall require.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement with respect thereto.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

“Fee Letter” is defined in Section 2.6.

“Fitch” means Fitch Investor Services, Inc. and its successors.

“Fixed Charge Coverage Ratio” means, as of any date, (i) Adjusted EBITDA for the most recent four (4) fiscal quarters of the Borrower for which financial results have been reported divided by (ii) the Fixed Charges for such four (4) fiscal quarters.

“Fixed Charges” shall mean, as of any date, the sum of (i) Consolidated Debt Service for the most recent four (4) fiscal quarters of Borrower for which financial results have been reported, plus (ii) all Preferred Dividends payable in cash on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Consolidated Group with respect to the four (4) immediately preceding fiscal quarters of Borrower for which financial results have been reported.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) ABR Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or ABR Applicable Margin changes.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.

“Floor” means a rate of interest equal to 0%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funds From Operations” means, for a given period, an amount equal to the net income (or loss) of the Consolidated Group for such period, computed in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of assets, impairment and other non-cash charges, plus acquisition fees and costs, prepayment or defeasance costs, other one‑time charges and real estate depreciation and amortization, and after adjustments for unconsolidated affiliates.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Asset Value” means, as of any date of determination, the sum of all of the following of the Borrower and its Subsidiaries: (i) with respect to each stabilized Project owned by the Borrower or any Subsidiary for the most recent four (4) fiscal quarters of the Borrower for which financial results have been reported (A) the aggregate Adjusted NOI attributable to all such Projects which are then still owned by the Borrower or a member of the Consolidated Group divided by (B) the Capitalization Rate, plus (ii) with respect to all other Projects not so owned for such full period, but which are then still owned by the Borrower or a member of the Consolidated Group, the cost basis under GAAP of such Project, plus, without duplication, (iii) Construction-in-Progress then owned by a member of the Consolidated Group plus (iv) Unimproved Land to the extent owned by the Consolidated Group as of the end of the most recent fiscal quarter of the Borrower for which financial results have been reported (valued at GAAP book value), plus (v) Notes Receivable to the extent owned by the Consolidated Group as of the end of the most recent fiscal quarter of the Borrower for which financial results have been reported (valued at the lesser of book value and the outstanding principal balance under GAAP), plus (vi) Unrestricted Cash, Cash Equivalents and Marketable Securities owned by the Consolidated Group as of the end of the most recent fiscal quarter of the Borrower for which financial results have been reported, plus (vii) the applicable Consolidated Group Pro Rata Share of (A) Adjusted NOI for the most recent four (4) fiscal quarters of the Borrower for which financial results have been reported attributable to any Projects which are then still owned by an Investment Affiliate (excluding Adjusted NOI attributable to Projects not so owned for such entire four (4) fiscal quarter period) divided by (B) the Capitalization Rate, plus (viii) the applicable Consolidated Group Pro Rata Share of, the cost basis under GAAP of such Project, for any Projects then owned by an Investment Affiliate and first acquired by an Investment Affiliate on or after the first day of such period of four prior fiscal quarters, plus (ix) the applicable Consolidated Group share of Construction-in-Progress then owned by an Investment Affiliate, plus (x) the applicable Consolidated Group Pro Rata Share of Unimproved Land owned by Investment Affiliates as of the end of such most recent fiscal quarter (valued at undepreciated GAAP book value, after taking into account any impairments), plus (xi) the applicable Consolidated Group Pro Rata Share of Notes Receivable owned by Investment Affiliates as of the end of such most recent fiscal quarter (valued at the lesser of book value and the outstanding principal balance under GAAP), plus (xii) the applicable Consolidated Group Pro Rata Share of Unrestricted Cash, Cash Equivalents and Marketable Securities owned by Investment Affiliates as of the end of such most recent fiscal quarter. Assets which are pledged for Indebtedness that has been defeased will be excluded from Gross Asset Value.

“Guarantee Obligation” means, any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (exclusive of contractual indemnities and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified) (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or guarantees by the Borrower of liabilities under any interest rate lock agreement utilized to facilitate Indebtedness of another member of the Consolidated Group or an Investment

Affiliate. The amount of any Guarantee Obligation shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of Borrower. Notwithstanding anything contained herein to the contrary, neither guarantees of completion nor guaranties of Non-Recourse Carve-outs shall be deemed to be Guarantee Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty shall be deemed to be a Guarantee Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person, the amount of the guaranty shall be deemed to be 100% thereof except in circumstances where such other Person has pledged cash or Cash Equivalents to secure all or any part of such other Person’s guaranteed obligations, in which case the amount of such guaranty shall be reduced by the amount of such cash or Cash Equivalents, and (ii) in the case of a guaranty by a Person (whether or not joint and several) of an obligation which also constitutes Indebtedness of such Person, the amount of such guaranty shall be deemed to be only the guaranteed amount in excess of such Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, Guarantee Obligations shall be deemed not to include guarantees of unused commitments or of the repayment of construction loans to the extent that the proceeds thereunder have not yet been drawn. All matters constituting “Guarantee Obligations” shall be calculated without duplication.

“Hedging Obligations” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Swap Contracts, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Contracts and (iii) any and all renewals, extensions and modifications of any Swap Contracts and any and all substitutions for any Swap Contracts.

“Increase Notice” has the meaning set forth in Section 2.23(a).

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business not more than 180 days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) all obligations of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment (excluding agreements to purchase real estate in the ordinary course of business and agreements to consummate Permitted Investments), in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests); (g) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” and other similar exceptions to recourse liability until a claim is made with respect thereto and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of determined liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including without limitation, through an agreement to purchase property, securities, goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (h) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (i) such Person’s pro rata share of the Indebtedness (based, in the case of the Consolidated Group, upon the Consolidated Group’s pro rata share of such Investment Affiliates) of any Affiliate of such Person which is not consolidated with such Person for financial reporting purposes; provided that Indebtedness that would otherwise meet one of the requirements above that has been defeased shall not be deemed Indebtedness. All such figures shall be adjusted to negate the effects of ASC 805.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Interest Period” means, as to any Term SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Borrowing Notice or Conversion/Continuation Notice and subject to availability; provided that:

(a) the Interest Period shall commence on the date of advance of or conversion to any Term SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d) no Interest Period shall extend beyond the applicable Facility Termination Date;

(e) there shall be no more than seven (7) Interest Periods in effect at any time; and

(f) no tenor that has been removed from this definition pursuant to Section 2.25(iv) shall be available for specification in any Borrowing Notice or Conversion/Continuation Notice.

“Initial Unencumbered Properties” is defined in Section 2.24.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“Investment Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of such Person) in whom such first Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Investment Grade Rating” means either a rating of BBB- or better from S&P or a rating of Baa3 or better from Moody’s.

“Investment Grade Rating Date” means, at any time after the Borrower has received an Investment Grade Rating from either S&P or Moody’s, the date specified by the Borrower in a written notice to the Administrative Agent and the Lenders as the date on which it irrevocably elects to have the Applicable Margin and Facility Fee determined based on the Borrower’s Investment Grade Rating.

“Issuance Date” is defined in Section 2A.4(a)(2).

“Issuance Notice” is defined in Section 2A.4(c).

“Issuing Bank” means, with respect to each Facility Letter of Credit, the Lender which issues such Facility Letter of Credit. KeyBank shall be the sole Issuing Bank.

“Lenders” means the lending institutions listed on the signature pages of the Agreement, their respective successors and assigns, any other lending institutions that subsequently become parties to the Agreement.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Advances, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Letter of Credit Collateral Account” is defined in Section 2A.9.

“Letter of Credit Request” is defined in Section 2A.4(a).

“Leverage Based Pricing Schedule” is defined in Exhibit G.

“Leverage Ratio” means the percentage obtained by dividing Consolidated Total Indebtedness by Gross Asset Value.

“Lien” means any lien (statutory or other), mortgage, pledge, negative pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Lien Properties” is defined in Section 2.24.

“Loan” means, with respect to a Lender, such Lender’s portion of any Advance.

“Loan Documents” means the Agreement, the Notes, the Subsidiary Guaranty, the Subordination Agreement and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Management Fee” means, with respect to each Project for any period, an amount not to exceed the greater of (a) actual management fees payable with respect thereto and (b) three percent (3%) per annum on the aggregate base rent and percentage rent due and payable under leases at such Project. “Management Fee” shall exclude fees paid associated with the management of any construction projects and any leasing commissions paid with respect to any Project.

“Marketable Securities” means (i) investments in Equity Interests or debt securities issued by any Person (other than an Investment Affiliate) which are publicly traded on a national exchange, and (ii) CMBS rated BB or better by S&P, Ba2 or better by Moody’s, or BB or better by

Fitch, excluding Cash Equivalents. The value of any such assets, for purposes hereof and as of any date, shall be the market value of such Marketable Securities.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or business of the Borrower and the Consolidated Group taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents in all material respects, or (iii) the validity or enforceability of any of the Loan Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, but excluding substances of kinds and amounts ordinarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations or as inventory of tenants and otherwise in compliance with all Environmental Laws.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Notes and as provided for herein or in the Notes or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions hereof.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that such term shall not include any covenant, condition or restriction contained in any ground lease from a Governmental Authority (provided that the foregoing limitation shall not in any way waive or modify any of the conditions for qualification of a ground lease as an “Eligible Ground Lease” under the definition of such term).

“Net Operating Income” means, with respect any Project for any period, the sum of the following (without duplication): (a) rents and other revenues (including interest income) received in the ordinary course from such Project (excluding income from Excluded Tenants but, for the avoidance of doubt, including income from any and all Excluded Tenant Replacements) minus (b) all expenses paid or accrued related to the ownership, operating or maintenance of such Project, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Project, but specifically excluding general overhead expenses of the Borrower or any Subsidiary) minus (c) the Management Fee for such Property for such period. Net Operating Income will also be adjusted to remove any impact from straight line rents or from amortization of intangibles pursuant to ASC 805.

“Non-Recourse Carve-outs” is defined within the definition of “Non-Recourse Indebtedness”.

“Non-Recourse Indebtedness” means, with respect to any Person, Indebtedness for which the liability of such Person (except for liability for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate, including, without limitation, provisions converting such Indebtedness to recourse in connection with certain bankruptcy filings, transfer violations or other defaults (any such liability being referred to as “Non-Recourse Carve-outs”)) either is contractually limited to collateral securing such Indebtedness or is so limited by operation of law.

“Note” means a promissory note, in substantially the form of Exhibit I hereto duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment (which Note shall specify the type of Commitment as (a) the Revolving Credit Commitment of such Lender, (b) the Term Loan A Commitment of such Lender or (c) the Term Loan B Commitment of such Lender), including any amendment, modification, renewal or replacement of such promissory note.

“Note Receivable” means any Indebtedness owing to a member of the Consolidated Group which either is a recourse obligation of the obligor thereunder or is secured by a first‑priority mortgage or deed of trust on commercial real estate having a value in excess of the amount of such Indebtedness or by a pledge of ownership interests in such commercial real estate and, in each case, which has been designated by the Borrower as a “Note Receivable” in its most recent compliance certificate.

“Notice” is defined in Article 13.

“Notice of Assignment” is defined in Section 12.3(b).

“Obligations” means (i) the Advances, the Facility Letter of Credit Obligations and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or the Lenders arising under this Agreement or any of the other Loan Documents and (ii) all Hedging Obligations owed by a Loan Party to any Specified Swap Contract Provider, provided, however, that the definition of ‘Obligations’ shall not include any guarantee by any Subsidiary Guarantor of any Excluded Swap Obligations of such Subsidiary Guarantor for purposes of determining any obligations of any Subsidiary Guarantor.

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Borrower’s report on Form 10-Q or Form 10-K (or its equivalents) which Borrower is required to file with the U.S. Securities and Exchange Commission or would be required to file if it were subject to the jurisdiction of the U.S. Securities and Exchange Commission (or any Governmental Authority substituted therefor).

“Original Credit Agreement” is defined in the Preamble hereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Outstanding Facility Amount” means, at any time, the sum of all then outstanding Advances and Facility Letter of Credit Obligations.

“‘Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Revolving Credit Amount” means, at any time, the sum of all then outstanding Advances under the Revolving Credit Facility and Facility Letter of Credit Obligations.

“Participants” is defined in Section 12.2.1.

“Payment Date” means, with respect to the payment of interest accrued on (i) any Floating Rate Advance, the first day of each calendar month, (ii) any Term SOFR Advance, the last day of each Interest Period therefor and (iii) any Daily SOFR Advance, the first day of each calendar month and the Facility Termination Date; provided, however, that if any Interest Period for a Term SOFR Advance does not end on the first day of a calendar month, interest shall be payable with respect to such Term SOFR Advance in arrears on the first day of each calendar month during the term of such Term SOFR Advance.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” means, as of any date for each Lender, the percentage of the Aggregate Commitment which is represented by such Lender’s Commitment, or if the Commitments have been terminated, the percentage of the total Outstanding Facility Amount which is represented by such Lender’s outstanding Loans, outstanding participations in Facility Letter of Credit Obligations and obligations with respect to outstanding Swingline Advances.

“Permitted Investments” are defined in Section 6.19.

“Permitted Liens” means (a) Liens for Taxes, assessments or governmental charges or levies on a Project if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books; (b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books and there is no risk of loss, forfeiture, or sale of any interest in a Project during the pending of such proceeding; (c) Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; (d) easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material and adverse way affect the marketability of the same or materially and adversely interfere with the use thereof in the business of the Borrower or its Subsidiaries; (e) the rights of tenants under leases or subleases at a Project not interfering with the ordinary conduct of business of the owner of such Project; (f) Liens securing judgments that do not otherwise give rise to a Default or Unmatured Default; (g) utility deposits and other deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (h) Liens for purchase money obligations for equipment (or Liens to secure Indebtedness incurred within 90 days after the purchase of any equipment to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, or extensions, renewals, or replacements of any of the foregoing for the same or lesser amount), provided that (l) the Indebtedness secured by any such Lien does not exceed the purchase price of such equipment, (ll) any such Lien encumbers only the asset so purchased and the proceeds upon sale, disposition, loss or destruction thereof, and (lll) such Lien, after giving effect to the Indebtedness secured thereby, does not give rise to a Default or Unmatured Default.

“Person” means any natural person, corporation, limited liability company, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Assets” means the assets of an employee benefit plan within the meaning of 29 C.F.R. 2510.3-101.

“Preferred Dividends” means, with respect to any entity, dividends or other distributions which are payable to holders of any ownership interests in such entity which entitle the holders of such ownership interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of ownership interests in such entity.

“Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by Administrative Agent or its parent as its prime rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

“Pro Forma Calculations” is defined in Section 2.24(c).

“Project” means any real estate asset located in the United States owned by the Borrower or any of its Subsidiaries or any Investment Affiliate, and operated or intended to be operated as a commercial property allowable under the Permitted Investments definition.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Property Manager” means Inland Commercial Real Estate Services LLC, in its capacity as property manager for the Borrower or any of its successors or assigns in such capacity.

“Purchasers” is defined in Section 12.3(a).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as such an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Ratings Based Pricing Schedule” is defined in Exhibit G.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Record” means the grid attached to any Note (which, pursuant to and in accordance with Section 2.13, each Lender is authorized to complete), or the continuation of such grid, or any other similar record, including computer records, maintained by the Administrative Agent with respect to any Loan referred to in such Note.

“Recourse Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group for borrowed money with respect to which the liability of the obligor for payment is not limited to the obligor’s interest in specified assets securing such Indebtedness (either contractually or by virtue of the fact that such obligor owns no material assets other than those securing such Indebtedness), provided, however, that the existence of personal recourse of such obligor or others for any such Indebtedness on account of Non‑Recourse Carve-outs shall not, by itself, cause such Indebtedness to be characterized as Recourse Indebtedness. For purposes of the foregoing and for the avoidance of doubt, (a) if the Indebtedness is partially guaranteed then the portion of such Indebtedness that is not so guaranteed shall still not constitute Recourse Indebtedness if it otherwise satisfies the requirements in this definition, (b) if the liability of a guarantor under any such guaranty is itself limited solely to specific assets of such guarantor then such Indebtedness shall only constitute Recourse Indebtedness by virtue of such guaranty to the extent of then-current value of such specified assets of such guarantor and (c) if such obligor is acting as a guarantor of Indebtedness for purposes of minimizing taxes on the creation of the deed of trust or mortgage securing such Indebtedness and such obligor’s liability does not exceed the value of the assets securing such Indebtedness then such obligor’s guarantee obligations shall not constitute Recourse Indebtedness.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means at any time, the aggregate of the Obligations of the Borrower to the Lenders, the Issuing Bank and the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Bank and the Administrative Agent under or in respect of the Facility Letters of Credit.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the aggregate unpaid principal amount of the outstanding Advances, provided that (i) the Commitment and Advances held by any then-current Defaulting Lender shall be subtracted from the Aggregate Commitment and the outstanding Advances solely for the purpose of calculating the Required Lenders at such time and (ii) at such times as there are two or more Lenders hereunder, the “Required Lenders” must include at least two of such Lenders even if one Lender holds more than 51% of the Aggregate Commitment or aggregate Advances and Facility Letter of Credit Obligations.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Credit Commitment” means, for each Revolving Credit Lender, the obligation of such Lender to make Revolving Credit Loans on the terms and conditions set forth herein not exceeding the amount identified on Schedule 1.1, as such amount may be modified from time to time pursuant to the terms hereof.

“Revolving Credit Facility” means the facility hereunder pursuant to which (i) the Revolving Credit Lenders hereunder will make Revolving Credit Loans to Borrower as more particularly described in Article II, (ii) the Swingline Lender will make Swingline Loans to the Borrower with the support of the Revolving Credit Lenders, as more particularly described in Section 2.16, and (iii) the Issuing Bank will make Facility Letters of Credit available to Borrower with the support of the Revolving Credit Lenders, as more particularly described in Article IIA.

“Revolving Credit Lenders” means, collectively, the Lenders which have a Revolving Credit Commitment, or if the Revolving Credit Commitments have been terminated, the Lenders which have any Outstanding Revolving Credit Amount, the initial Revolving Credit Lenders being identified on Schedule 1.1 hereto.

“Revolving Credit Loan” means a Loan to Borrower made by a Revolving Credit Lender as part of an Advance under the Revolving Credit Facility.

“Revolving Credit Percentage” means, as of any date for each Lender, the percentage of the Aggregate Revolving Credit Commitment which is represented by such Lender’s Revolving Credit Commitment, or if the Revolving Credit Commitments have been terminated, the percentage of the total Outstanding Revolving Credit Amount which is represented by such Lender’s outstanding Revolving Credit Loans, outstanding participations in Facility Letter of Credit Obligations and obligations with respect to outstanding Swingline Advances.

“Revolving Credit Termination Date” means April 1, 2029, as such date may be extended pursuant to Section 2.21 hereof.

“Sanctioned Country” means, at any time, a country, region, or territory that is the subject of comprehensive territorial Sanctions Laws and Regulations (which as of the Closing Date includes the so called Donetsk People’s Republic, the so called Luhansk People’s Republic and the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctions Laws and Regulations” means (a) any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and (b) any sanctions measures imposed by the United Nations Security Council, European Union, the United Kingdom, or the government of Canada (and the related governmental institution Global Affairs Canada and any other agency of the Canadian government).

“SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis about Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group which is secured by a Lien on a Project, any ownership interests in any Person or any other assets which had, in the aggregate, a value in excess of the amount of such Indebtedness at the time such Indebtedness was incurred.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and its successors.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Advance” means any Term SOFR Advance or Daily SOFR Advance.

“SOFR Applicable Margin” means, as of any date, the Applicable Margin used to determine the SOFR Rate as determined from time to time in accordance with the definition of “Applicable Margin”.

“SOFR Loan” means any Term SOFR Loan or Daily SOFR Loan.

“SOFR Rate” means, for any day, a rate per annum equal to (i) Term SOFR or Daily Simple SOFR for such day, as applicable, plus (ii) the SOFR Applicable Margin for such day, in each case changing when and as Term SOFR, Daily Simple SOFR or SOFR Applicable Margin changes.

“Specified Swap Contract” means any Swap Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, in each case with respect to the Term Loan A Facility or Term Loan B Facility, between the Borrower and a Specified Swap Contract Provider.

“Specified Swap Contract Provider” means any party to a Swap Contract that is a Lender, or Affiliate of a Lender, at the time such Swap Contract is entered into.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries; provided, however, that, with respect to the Borrower, “Subsidiary” shall include all Persons which are required to be consolidated with the Borrower in accordance with GAAP. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means, as of any date, each Subsidiary of the Borrower which is then a party to the Subsidiary Guaranty pursuant to Section 6.21.

“Subsidiary Guaranty” means the guaranty to be executed and delivered by those Subsidiaries of the Borrower which are required to be Subsidiary Guarantors as of the Agreement Effective Date, substantially in the form of Exhibit D attached to this Agreement, as the same may be amended, supplemented or otherwise modified from time to time pursuant to Section 6.21, including any joinders executed by additional Subsidiaries required to become Subsidiary Guarantors from time to time hereunder.

“Substantial Portion” means, with respect to any Property of the Borrower or its Subsidiaries, Property which represents more than 15% of then-current Gross Asset Value.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Advances” means, as of any date, collectively, all Swingline Loans then outstanding under this Facility.

“Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Loans not exceeding in the aggregate at any time $25,000,000.

“Swingline Lender” shall mean KeyBank, in its capacity as a Lender.

“Swingline Loan” means a loan made by the Swingline Lender pursuant to Section 2.16 hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Loan A Commitment” or “Term Loan A Commitments” means, as to each Term Loan A Lender, the amount equal to such Term Loan A Lender’s Term Loan A Commitment Percentage of the aggregate principal amount of the Term Loan A Loans from time to time outstanding and the obligation of such Lender to make Term Loan A Loans on the terms and conditions set forth herein, as such amount may be modified from time to time pursuant to the terms hereof.

“Term Loan A Commitment Percentage” means, with respect to each Term Loan A Lender, the percentage set forth on Schedule 1.1 hereto as such Term Loan A Lender’s percentage of the aggregate Term Loan A Commitments, as the same may be changed from time to time in accordance with the terms of this Agreement.

“Term Loan A Facility” means the facility hereunder pursuant to which the Term Loan A Lenders hereunder will make Term Loan A Loans to Borrower as more particularly described in Article II in the maximum principal amount of $575,000,000.00 (subject to possible decrease as provided in Section 2.1(b) and possible increase as provided in Section 2.23).

“Term Loan A Lenders” means, collectively, the Lenders which have a Term Loan A Commitment, the initial Term Loan A Lenders being identified on Schedule 1.1 hereto.

“Term Loan A Loan” means a Loan to Borrower made by a Term Loan A Lender as part of an Advance under the Term Loan A Facility.

“Term Loan A Maturity Date” means April 1, 2029, as such date may be extended pursuant to Section 2.21 hereof.

“Term Loan A Unused Fee” is defined in Section 2.1(b).

“Term Loan B Commitment” or “Term Loan B Commitments” means, as to each Term Loan B Lender, the amount equal to such Term Loan B Lender’s Term Loan B Commitment Percentage of the aggregate principal amount of the Term Loan B Loans from time to time outstanding and the obligation of such Lender to make Term Loan B Loans on the terms and conditions set forth herein, as such amount may be modified from time to time pursuant to the terms hereof.

“Term Loan B Commitment Amendment” has the meaning set forth in Section 2.23(b).

“Term Loan B Commitment Percentage” means, with respect to each Term Loan B Lender, the percentage (which shall be set forth on Schedule 1.1 hereto after the establishment of any Term Loan B Commitments) as such Term Loan B Lender’s percentage of the aggregate Term Loan B Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

“Term Loan B Facility” means the facility hereunder pursuant to which the Term Loan B Lenders hereunder will make Term Loan B Loans to Borrower as more particularly described in Article II if and when established pursuant to Section 2.23(b) and subject to possible increase thereafter as provided in Section 2.23(b). As of the Agreement Effective Date Borrower expressly acknowledges and agrees that there are no Term Loan B Commitments and that no Lender is committed to fund any Term Loan B Loan to Borrower.

“Term Loan B Lenders” means, collectively, the Lenders which have a Term Loan B Commitment.

“Term Loan B Loan” means a Loan to the Borrower made by a Term Loan B Lender as part of an Advance under the Term Loan B Facility.

“Term Loan B Maturity Date” means (x) the maturity date mutually selected by Borrower and the Term Loan B Lenders pursuant to Section 2.23, and consented to by the Administrative Agent (such consent not to be unreasonably withheld conditioned or delayed) or (y) such earlier date on which the Term Loan B Loans shall become due and payable pursuant to the terms hereof; provided, however, in no event will the Term Loan B Maturity Date referenced in clause (x) occur earlier than either the Term Loan A Maturity Date or the Revolving Credit Termination Date.

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Floating Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Floating Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Floating Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Floating Rate SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Advance” means any Advance bearing interest at a rate based on the Term SOFR Reference Rate (other than pursuant to the Term SOFR component of the definition of “Alternate Base Rate”)

“Term SOFR Loan” means any Loan bearing interest at a rate based on the Term SOFR (other than pursuant to the Term SOFR component of the definition of “Alternate Base Rate”).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as (i) an Advance under the Revolving Credit Facility, the Term Loan A Facility or the Term Loan B Facility and (ii) either a Floating Rate Advance or SOFR Advance.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unencumbered Pool” means the Unencumbered Properties.

“Unencumbered Pool Value” means, as of any date of determination, (a) the aggregate Adjusted NOI attributable to Unencumbered Properties included in the Unencumbered Pool as of such determination date and also owned for the entirety of the most recent four (4) consecutive fiscal quarters for which financial results of Borrower have been reported (provided that the contribution to Adjusted NOI on account of any Unencumbered Property shall not in any event be a negative number) divided by the Capitalization Rate, plus (b) the aggregate acquisition cost of all Unencumbered Properties included in the Unencumbered Pool as of such determination date but not so owned for such period of four (4) consecutive entire fiscal quarters. For purposes of this definition, to the extent that the aggregate amount included in Unencumbered Pool Value on account of any of the three (3) following categories would exceed twenty percent (20%) of Unencumbered Pool Value in any such case, the amount in excess of twenty percent (20%) of

Unencumbered Pool Value attributable to such category shall be disregarded in the calculation of Unencumbered Pool Value: a) a single Project; b) the aggregate amount of Unencumbered Pool Value attributable to leases any single tenant or group of tenants which are Affiliates of each other; or c) Projects subject to a ground lease.

“Unencumbered Property” or “Unencumbered Properties” means any Eligible Unencumbered Property, provided that (i) such Eligible Unencumbered Property has been approved by the Administrative Agent, and the Required Lenders, if necessary, for inclusion in the Unencumbered Pool as described in Section 2.24 below and (ii) the owner of such Property has become a Subsidiary Guarantor (if not already a Subsidiary Guarantor) and the Administrative Agent has received a copy of the Subsidiary Guaranty, or a joinder therein substantially in the form attached as Exhibit A thereto, executed by such owner.

“Unencumbered Property Release Transaction” is defined in Section 2.24(c).

“Unimproved Land” means as of any date, land on which no grading or construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has commenced and for which no such work is scheduled to commence in the following three (3) months.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Cash, Cash Equivalents and Marketable Securities” means, in the aggregate, all cash, Cash Equivalents and Marketable Securities which are not pledged or otherwise restricted for the benefit of any creditor and which are owned by the Borrower or another member of the Consolidated Group, to be valued for purposes of this Agreement at 100% of its then-current book value, as determined under GAAP.

“Unsecured Debt Service” means, as of any date of determination, implied annual debt service, including all interest and all scheduled principal amortization payments, accrued, whether or not payable or paid, with respect to that portion of Consolidated Total Indebtedness attributable to Unsecured Indebtedness utilizing the higher of (a) the actual interest rate or (b) 5.50%.

“Unsecured Debt Service Coverage Ratio” means, as of any date, (i) Adjusted NOI from Unencumbered Properties divided by (ii) Unsecured Debt Service for such period.

“Unsecured Indebtedness” means, with respect to any Person, all Indebtedness of such Person for borrowed money that does not constitute Secured Indebtedness or Guarantee Obligations. Notwithstanding the foregoing, Unsecured Indebtedness shall include Recourse Indebtedness that is secured solely by ownership interests in another Person that owns a Project which is encumbered by a mortgage securing Indebtedness.

“Unsecured Leverage Ratio” means, as of any date of determination, the percentage obtained by dividing (i) Unsecured Indebtedness of the Consolidated Group outstanding as of such date by (ii) Unencumbered Pool Value.

“Unsecured Ratio Violation” is defined in Section 2.3(b).

“Unused Revolver Fee” is defined in Section 2.5.

“Unused Revolver Fee Percentage” means, with respect to any day during a calendar quarter, (A) twenty-five one hundredths of one percent (0.25%) per annum if the Outstanding Revolving Credit Amount on such day is less than 50% of the Aggregate Revolving Credit Commitment in effect on such day or (B) fifteen one hundredths of one percent (0.15%) per annum if the Outstanding Revolving Credit Amount on such day is equal to or greater than 50% of the Aggregate Revolving Credit Commitment in effect on such day.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.3(a), 2.8 and 2.9, in each case, such day is also a Business Day.

“U.S. Person” means (i) for purposes of Sections 5.22 and 6.24, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any Person in the United States and (ii) otherwise, any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Wholly-Owned Subsidiary” of a Person means, as of any date, any Subsidiary of such Person 100% of the equity securities or other equity ownership interests of which (other than in the case of a corporation, directors’ qualifying shares, or, in the case of any entity qualifying or desiring to qualify as a real estate investment trust, so-called “accommodation” shareholders) are at such time directly or indirectly owned by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II.

THE CREDIT

2.1. Loans.

(a) Revolving Credit Loans. Subject to the terms and conditions of this Agreement, Lenders severally agree to make Advances of the Revolving Credit Facility through the Administrative Agent to Borrower from time to time prior to the Revolving Credit Termination Date, and to support the issuance of Facility Letters of Credit under Article IIA of this Agreement, provided that the making of any such Advance or the issuance of such Facility Letter of Credit will not: (i) cause the then-current Outstanding Revolving Credit Amount to exceed the then-current Aggregate Revolving Credit Commitment; or (ii) cause the then-current Outstanding Facility Amount to exceed the then-current Aggregate Commitment; or (iii) cause the then-current outstanding Swingline Advances to exceed the Swingline Commitment; or (iv) cause the then outstanding Facility Letters of Credit Obligations to exceed the Facility Letter of Credit Sublimit. Such Advances of the Revolving Credit Facility may be Swingline Advances, ratable Floating Rate Advances or ratable SOFR Advances. Each Lender shall fund its applicable Revolving Credit Percentage of each such Advance (other than a Swingline Advance) and no Lender will be required to fund any amounts which, when aggregated with such Lender’s Revolving Credit Percentage of all other Advances of the Revolving Credit Loans then outstanding and of all Facility Letter of Credit Obligations, would exceed such Lender’s then-current Revolving Credit Commitment. The Revolving Credit Loans shall be made by the Revolving Credit Lenders simultaneously and proportionately to their then respective Revolving Credit Percentages, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Revolving Credit Loan hereunder nor shall the Loans of any Lender be increased or decreased as a result of any such failure. Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Credit Facility hereunder from time to time, repay such Advances and reborrow such Advances at any time prior to the Revolving Credit Termination Date.

(b) Term Loans.

(i) Subject to the terms and conditions set forth in this Agreement, each of the Term Loan A Lenders severally agrees to make Term Loan A Loans through the Administrative Agent to the Borrower on the Agreement Effective Date up to the amount of such Term Loan A Lender’s Term Loan A Commitment, which Term Loan A Loans shall be evidenced by Notes. Any Advances of Term Loan A Loans made as a result of any increase in the Term Loan A Commitments pursuant to Section 2.23 shall be made on the applicable Commitment Increase Date and each Lender which elects to increase its or acquire a Term Loan A Commitment pursuant to Section 2.23 severally and not jointly agrees to make a Term Loan A Loan to the Borrower in an amount equal to (a) with respect to any existing Term Loan A Lender, the amount by which such Term Loan A Lender’s Term Loan A Commitment increases on the applicable Commitment Increase Date and (b) with respect to any new Term Loan A Lender, the amount of such new Lender’s Term Loan A Commitment. The Borrower irrevocably authorizes Administrative Agent to make or cause to be made, at or about the time of the Borrowing Date of any Term Loan A Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Administrative Agent’s Record reflecting the making of such Term Loan A Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Term Loan A Loans set forth on Administrative Agent’s Record shall be, absent manifest error, prima facie evidence of the principal amount thereof owing and unpaid to each Term Loan A Lender, but the failure to record, or any error in so recording, any such amount on Administrative Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

(ii) Any Advances of Term Loan B Loans made as a result of the establishment of, or any increase in, the Term Loan B Commitments pursuant to Section 2.23 shall be made on the applicable Commitment Increase Date and each Lender which elects to increase its or acquire a Term Loan B Commitment pursuant to Section 2.23 severally and not jointly agrees to make an Advance of a Term Loan B Loan through Administrative Agent to the Borrower in an amount equal to (a) with respect to any existing Term Loan B Lender, the amount by which such Term Loan B Lender’s Term Loan B Commitment increases on the applicable Commitment Increase Date and (b) with respect to any new Term Loan B Lender, the amount of such new Lender’s Term Loan B Commitment. The Borrower irrevocably authorizes Administrative Agent to make or cause to be made, at or about the time of the Borrowing Date of any Term Loan B Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Administrative Agent’s Record reflecting the making of such Term Loan B Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Term Loan B Loans set forth on Administrative Agent’s Record shall be, absent manifest error, prima facie evidence of the principal amount thereof owing and unpaid to each Term Loan B Lender, but the failure to record, or any error in so recording, any such amount on Administrative Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

2.2. Ratable and Non Ratable Advances. Each Advance under a Facility hereunder shall consist of Loans made from the several Lenders under such Facility ratably based on each Lender’s applicable Percentage of such Facility, except for Swingline Loans which shall be made by the Swingline Lender in accordance with Section 2.16. The ratable Advances may be Floating Rate Advances, SOFR Advances or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.3. Periodic Principal Payments.

(a) Optional Prepayments. The Borrower may, upon (x) at least one (1) Business Day’s notice to the Administrative Agent (except in the case of Swingline Advances in which case advance notice is not required), prepay Floating Rate Advances or (y) at least (i) one (1) U.S. Government Securities Business Days’ notice to the Administrative Agent, prepay Daily SOFR Advances or (ii) two (2) U.S. Government Securities Business Days’ notice to the Administrative Agent, prepay Term SOFR Advances, which notice shall specify the date and amount of prepayment and whether the prepayment is of Revolving Credit Loans, Term Loan A Loans or Term Loan B Loans, and whether the prepayment is of Daily SOFR Advances, Term SOFR Advances, Floating Rate Advances, Swingline Advances or a combination thereof, and if a combination thereof, the amount allocable to each; provided, however, that (i) any partial prepayment under this Subsection shall be in an amount not less than $1,000,000 or a whole multiple of $100,000 in excess thereof and; (ii) any Term SOFR Advance prepaid on any day other than a Payment Date must be accompanied by any amounts payable pursuant to Section 3.4. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 3.4.

(b) Mandatory Prepayments. Mandatory partial principal payments shall be due from time to time if the Outstanding Facility Amount on any day shall be in excess of the maximum amount permitted under clauses (e) or (f) of Section 6.17, due to any reduction in the Unencumbered Pool Value or in the Adjusted NOI of the Unencumbered Properties, whether by an Unencumbered Property failing to continue to satisfy the requirement for qualification as an Eligible Unencumbered Property or by a reduction in the Unencumbered Pool Value or the Adjusted NOI attributable to any Unencumbered Property, or due to any increase in the amount of Unsecured Indebtedness or of Unsecured Debt Service (each, an “Unsecured Ratio Violation”). Such principal payments shall be in the amount needed to cure such Unsecured Ratio Violation, it being agreed and understood that no Unmatured Default, or Default shall be deemed to have occurred with respect to such Unsecured Ratio Violation (and no event the consummation of which was contingent upon the absence of an Unmatured Default or Default prohibited solely due to the occurrence of an Unsecured Ratio Violation) so long as such principal prepayment is made in accordance with the following sentence. Such mandatory principal payments shall be due and payable (i) in the case of any such reduction arising from reductions in Unencumbered Pool Value or Adjusted NOI as reported in a quarterly financial statement of Borrower and related compliance certificate, ten (10) Business Days after delivery of such quarterly financial statement and compliance certificate under Section 6.1 evidencing such reduction or (ii) in all other cases, ten (10) Business Days after Borrower’s receipt of notice from the Administrative Agent of such Unsecured Ratio Violation.

2.4. Final Principal Payment. Any outstanding Advances and all other unpaid Obligations with respect to the Commitments and the Advances not required to be repaid earlier pursuant to the terms hereof shall be paid in full by the Borrower on, with respect to (a) the Revolving Credit Loans, the Revolving Credit Termination Date, (b) the Term Loan A Loans, the Term Loan A Maturity Date and, (c) the Term Loan B Loans, if any Advances under the Term Loan B Facility have been made, the Term Loan B Maturity Date.

2.5. Unused Revolver Fee; Facility Fee.

(a) Unused Revolver Fee. Until such time as Borrower elects to utilize the Ratings Based Pricing Schedule in accordance with Exhibit G, the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender on the last day of (i) the period commencing with the Agreement Effective Date and ending on December 31, 2025 and (ii) each calendar quarter ending thereafter an unused revolver fee (the “Unused Revolver Fee”) equal to an aggregate amount computed on a daily basis by multiplying (x) the Unused Revolver Fee Percentage (as specified in the definition of such term) applicable to such day expressed as a per diem rate, times (y) the excess of the actual Revolving Credit Commitments in effect on such day (without regard to possible increases in the Aggregate Revolving Credit Commitment under Section 2.23 which have not yet been effected) over the Outstanding Revolving Credit Amount on such day. The Unused Revolver Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter (with the first such payment payable on January 1, 2026) and upon any termination of the Revolving Credit Commitments in their entirety or upon Borrower’s election to utilize the Ratings Based Pricing Schedule in accordance with Exhibit G. Following its receipt of any such Unused Revolver Fee, Administrative Agent, shall promptly pay to each Revolving Credit Lender an amount equal to such Revolving Credit Lender’s Percentage of the daily amount of such Unused Revolver Fee, based on such Revolving Credit Lender’s Commitment on such day.

(b) Facility Fee. From and after the date that Borrower obtains an Investment Grade Rating and elects to convert to the Ratings Based Pricing Schedule in accordance with Exhibit G (the “Ratings-Based Pricing Election Date”), a facility fee (the “Facility Fee”) shall accrue and be payable by Borrower to the Administrative Agent for the account of each Revolving Credit Lender on the last day of (i) the period commencing with the Ratings-Based Pricing Election Date and ending on the last day of the calendar quarter in which the Ratings-Based Pricing Election Date occurs and (ii) each full calendar quarter ending thereafter, and shall be computed on a daily basis by multiplying (x) the Facility Fee Percentage applicable to such day (as set forth on the Ratings Based Pricing Schedule), expressed as a per diem rate, times the Aggregate Revolving Credit Commitment in effect on such day. The Facility Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter (for the period ending on the last day of the immediately prior calendar quarter) and upon any termination of the Aggregate Revolving Credit Commitment in its entirety. Following its receipt of any such Facility Fee, Administrative Agent shall promptly pay to each Revolving Credit Lender an amount equal to such Revolving Credit Lender’s Percentage of the daily amount of such Facility Fee, based on such Revolving Credit Lender’s Commitment on such day. The Facility Fee shall be computed on a 360 day year, and actual days elapsed.

2.6. Other Fees. The Borrower agrees to pay all fees payable to the Administrative Agent and the Arrangers pursuant to the one or more letter agreements between the Borrower and the Arrangers (collectively, the “Fee Letter”).

2.7. Minimum Amount of Each Revolving Credit Facility Advance. Each Advance under the Revolving Credit Facility shall be in the minimum amount of $100,000; provided, however, that, subject to Section 2.1, any Floating Rate Advance of the Revolving Credit Facility may be in the amount of the unused Aggregate Revolving Credit Commitment.

2.8. Method of Selecting Types of New Advances. The Borrower shall select the Type of Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) substantially in the form attached as Exhibit F hereto (i) not later than 1:00 p.m. Cleveland time on the Business Day immediately preceding the Borrowing Date of each Floating Rate Advance, (ii) not later than noon Cleveland time, at least five (5) U.S. Government Securities Business Days before the Borrowing Date for each SOFR Advance and (iii) not later than noon Cleveland time on the same Business Day as the Borrowing Date for each Swingline Advance of:

(i) the Borrowing Date, which shall be a Business Day, of such Advance,

(ii) the aggregate amount of such Advance, and

(iii) the Type of Advance selected (and in the absence of any selection it shall be assumed that the Borrower has selected a Floating Rate Advance)

Each Lender shall make available its Loan or Loans, in funds immediately available in Cleveland to the Administrative Agent at its address specified pursuant to Article XIII on each

Borrowing Date not later than (i) 11:00 a.m. (Cleveland time), in the case of Floating Rate Advances which have been requested by a Borrowing Notice given to the Administrative Agent not later than 1:00 p.m. (Cleveland time) on the Business Day immediately preceding such Borrowing Date, (ii) 2:00 p.m. (Cleveland time), in the case of Swingline Advances or (iii) noon (Cleveland time) in the case of all other Advances. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the account specified by the Borrower in the Borrowing Notice.

2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into SOFR Advances. Each Term SOFR Advance shall continue as a Term SOFR Advance until the end of the then applicable Interest Period therefor, at which time such Term SOFR Advance shall be automatically continued as a Term SOFR Advance but with an Interest Period of one month unless the Borrower shall have given the Administrative Agent an irrevocable notice (a “Conversion/Continuation Notice”) requesting that, at the end of such Interest Period such Term SOFR Advance be converted to an Advance of another Type. Notwithstanding the provision for automatic conversion in the foregoing sentence, if the effective date of any such automatic conversion is less than one month prior to the then-current Facility Termination Date for such Loan, such Term SOFR Advance shall be automatically converted into a Floating Rate Advance. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that, if any conversion of any Term SOFR Advance shall be made on any day other than the last day of the Interest Period applicable thereto, the Borrower shall be obligated to pay the amounts, if any, payable pursuant to Section 3.4. The Borrower shall give the Administrative Agent a Conversion/Continuation Notice regarding each conversion of an Advance to a SOFR Advance or continuation of a SOFR Advance not later than 11:00 a.m. (Cleveland time), at least (i) one (1) U.S. Government Securities Business Day, in the case of a conversion into a Daily SOFR Advance or (ii) five (5) U.S. Government Securities Business Days, in the case of a conversion into or continuation of a Term SOFR Advance, prior to the date of the requested conversion or continuation, specifying:

(i) the requested date which shall be a Business Day, of such conversion or continuation;

(ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

(iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued.

2.10. Changes in Interest Rate, Etc.

(a) Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a SOFR Advance into a Floating Rate Advance pursuant to Section 2.9 to but excluding the date it becomes due or is converted into a SOFR Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a SOFR Advance or Floating Rate Advance will take effect simultaneously with each change in the SOFR Rate or Alternate Base Rate, as applicable. Each Term SOFR Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at a rate per annum equal to the SOFR Rate applicable to such Term SOFR Advance. Each Daily SOFR Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted into a Daily SOFR Advance pursuant to Section 2.9 to but excluding the date it becomes due or is converted into a Term SOFR Advance or Floating Rate Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the SOFR Rate.

(b) Conforming Changes. In connection with the use or administration of Term SOFR and Daily Simple SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR or Daily Simple SOFR.

2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a SOFR Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that the Default Rate shall apply, provided, however, that the Default Rate shall become applicable automatically if a Default occurs under Section 7.1 or 7.2, unless waived by the Required Lenders.

2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Office of the Administrative Agent located in the continental United States specified in writing at least three (3) Business Days in advance by the Administrative Agent to the Borrower, by noon (Cleveland time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. As provided elsewhere herein, all Lenders’ interests in the Advances and the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland time) on such day and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Office specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid. None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations. Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to Obligations that are Excluded Swap Obligations.

2.13. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to each of its Notes, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on written notices made by any Authorized Officer and Borrower agrees to deliver promptly to the Administrative Agent such written notice. The Administrative Agent will at the request of the Borrower, from time to time, but not more often than monthly, provide notice of the amount of the outstanding Aggregate Commitment, the Type of Advance, and the applicable interest rate, if for a SOFR Advance. Upon a Lender’s furnishing to Borrower an affidavit and indemnity in form and substance reasonably acceptable to the Borrower, if a Note is mutilated, destroyed, lost or stolen, Borrower shall deliver to such Lender, in substitution therefor, a new note containing the same terms and conditions as such Note being replaced.

2.14. Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable in arrears on each Payment Date applicable thereto, at maturity, whether by acceleration or otherwise, and upon any termination of the Aggregate Commitment in its entirety. All computations of interest on the Floating Rate Advances shall be based on a three hundred sixty-five (365) or, in the event of a leap year, three hundred sixty-six (366)-day year, and paid for the actual number of days elapsed. Interest on SOFR Advances, Term Loan A Unused Fees, Unused Revolver Fees, Facility Letter of Credit Fees and all other fees shall be calculated for actual days elapsed on the basis of a 360‑day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 3:00 PM (Cleveland time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.15. Notification of Advances, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent. The Administrative Agent will notify each Lender of the interest rate applicable to each SOFR Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.16. Swingline Advances. In addition to the other options available to the Borrower hereunder, the Swingline Commitment shall be available for Swingline Advances subject to the following terms and conditions. Swingline Advances shall be made available for same day borrowings provided that notice is given in accordance with Section 2.8 hereof. All Swingline Advances shall bear interest at the Floating Rate. No Swingline Advance may be made to repay a Swingline Advance, but Borrower may repay Swingline Advances from subsequent pro rata Advances hereunder. Each Lender irrevocably agrees to purchase its Revolving Credit Percentage of any Swingline Advance made by the Swingline Lender regardless of whether the conditions for disbursement are satisfied at the time of such purchase, including the existence of a Default hereunder provided that Swingline Lender did not have actual knowledge of such Default at the time the Swingline Advance was made and provided further that no Lender shall be required to have total outstanding Revolving Credit Loans plus its Revolving Credit Percentage of Facility Letters of Credit exceed its Revolving Credit Commitment. If by noon on the fourth (4th) Business Day after such a Swingline Advance was made, such Swingline Advance has not been repaid or covered by a Borrowing Notice for an Advance to repay such Swingline Advance, the Swingline Lender will notify the Lenders of their obligations to purchase their respective Revolving Credit Percentages of such Swingline Advance. Such purchase shall take place on the same Business Day as the date of the request by Swingline Lender so long as such request is made before 1:00 p.m. (Cleveland time) and otherwise on the first Business Day following the date of such request. All requests for purchase shall be in writing. From and after the date it is so purchased, each such Swingline Advance shall, to the extent purchased, (i) be treated as a Revolving Credit Loan made by the purchasing Revolving Credit Lenders and not by the selling Lender for all purposes under this Agreement and the payment of the purchase price by a Lender shall be deemed to be the making of a Revolving Credit Loan by such Lender and shall constitute outstanding principal under such Lender’s Note for Revolving Credit Loans, and (ii) shall no longer be considered a Swingline Advance except that all interest accruing on or attributable to such Swingline Advance for the period prior to the date of such purchase shall be paid when due by the Borrower to the Administrative Agent for the benefit of the Swingline Lender and all such amounts accruing on or attributable to such Loans for the period from and after the date of such purchase shall be paid when due by the Borrower to the Administrative Agent for the benefit of the purchasing Lenders. If prior to purchasing its Revolving Credit Percentage of a Swingline Advance one of the events described in Section 7.7 or Section 7.8 shall have occurred and such event prevents the consummation of the purchase contemplated by the preceding provisions, each Lender will purchase an undivided participating interest in the outstanding Swingline Advance in an amount equal to its Revolving Credit Percentage of such Swingline Advance. From and after the date of each Lender’s purchase of its participating interest in a Swingline Advance, if the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment was received by the Swingline Lender and is required to be returned to the Borrower, each Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it. If any Lender fails to so purchase its Revolving Credit Percentage of any Swingline Advance, such Lender shall be deemed to be a Defaulting Lender hereunder.

2.17. Lending Offices. Each Lender may book its Loans at any Lending Office selected by such Lender and may change its Lending Office from time to time; provided that such change does not increase the amounts payable by the Borrower under Article III. All terms of this Agreement shall apply to any such Lending Office and the Notes shall be deemed held by each Lender for the benefit of such Lending Office. Each Lender may, by written or telex notice at least three (3) Business Days in advance to the Administrative Agent and the Borrower, designate a Lending Office through which Loans will be made by it and for whose account Loan payments are to be made.

2.18. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one (1) Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.

2.19. Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted by written notice to the Administrative Agent to replace any Lender which (a) shall be owed amounts pursuant to Sections 3.1, 3.2 or 3.5, (b) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, (c) unless reasonable means do not exist for ascertaining Term SOFR pursuant to Section 2.25, cannot maintain its SOFR Loans at a suitable Lending Office pursuant to Section 3.3, or (d)

becomes a Defaulting Lender, (such to-be-replaced Lender, the “Departing Lender”) with a replacement bank or other financial institution which has been obtained by the Borrower (which such replacement shall be documented as an assignment of such Departing Lender’s Loans and Commitments hereunder to the replacement lender, at the purchase price set forth in clause (iii) below); provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default and (after notice to the Borrower) no Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such Departing Lender prior to the date of replacement, (iv) the Borrower shall be liable to such Departing Lender under Section 3.4 if any Term SOFR Loan owing to such Departing Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender or an Approved Bank, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent (which approval shall be given or withheld not later than five (5) Business Days after the Borrower’s submission of such name and terms and conditions to the Administrative Agent), (vi) subject to the immediately succeeding paragraph the Departing Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent, any Issuing Bank, any Swingline Lender, or any other Lender shall have against the Departing Lender.

Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent, an Assignment Agreement to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the Departing Lender’s Loans are evidenced by Notes) subject to such Assignment Agreement; provided that the failure of any Departing Lender to execute an Assignment Agreement or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Administrative Agent’s Record and the Notes shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment Agreement or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 2.19. No termination of the Commitment of a Defaulting Lender shall be deemed a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender may have against any Defaulting Lender.

2.20. Usury. This Agreement and each Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.21. Extension of Facility Termination Date. The Borrower shall have the right to extend the Revolving Credit Termination Date and/or Term Loan A Maturity Date, for a period of one (1) additional year, upon satisfaction of the following conditions precedent:

(i) The Borrower shall provide Administrative Agent with written notice (the “Extension Notice”) of the Borrower’s intent to exercise such extension option not more than one hundred twenty (120) and not less than sixty (60) days prior to the initial Revolving Credit Termination Date and/or Term Loan A Maturity Date, as applicable;

(ii) As of the date of the Borrower’s delivery of notice of its intent to exercise such extension option, and as of the effective date of such extension, (A) no Default or Unmatured Default shall have occurred and be continuing and (B) the representations and warranties contained in Article V are true and correct in all material respects as of each such date with respect to the Loan Parties in existence on such date, except (i) to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date or (ii) for changes in factual circumstances which are permitted by this Agreement, and the Borrower shall so certify as to such matters in writing; and

(iii) On or before the initial Revolving Credit Termination Date, Term Loan A Maturity Date, or Term Loan B Maturity Date, the Borrower shall pay to Administrative Agent for the benefit of the Lenders an extension fee (the “Extension Fee”) for the extension so exercised in an amount equal to fifteen one hundredths of one percent (0.15%) of the then-current Revolving Credit Commitment and/or the outstanding principal amount of the Term Loan A Loans, as applicable, of each Lender.

Any such extension shall become effective upon receipt of the Extension Notice and the payment of the Extension Fee.

2.22. Termination of Revolving Credit Commitments. Borrower shall have the right, upon at least three (3) Business Days’ notice, to terminate or cancel, in whole or in part, the unused portion of the Aggregate Revolving Credit Commitment in excess of the Outstanding Revolving Credit Amount, or the unused portion of the aggregate Term Loan A Commitments or the unused portion of the aggregate Term Loan B Commitments, provided, in each case, that each partial reduction shall be in a minimum amount of $1,000,000 or any whole multiple of $100,000 in excess thereof. Any partial termination of the Aggregate Revolving Credit Commitment, the aggregate Term Loan A Commitments or the aggregate Term Loan B Commitments shall be applied to reduce each Lender’s Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment, as the case may be, on a pro rata basis. Once terminated or reduced, the Aggregate Revolving Credit Commitment, the aggregate Term Loan A Commitments and/or the aggregate Term Loan B Commitments, as the case may be, may not be reinstated or (except pursuant to Section 2.23) increased thereafter.

2.23. Increase in Commitment.

(a) Provided that no Unmatured Default or Default has occurred and is continuing, subject to the terms and conditions set forth in this Section 2.23, the Borrower shall have the option at any time and from time to time after the Agreement Effective Date and prior to the date that is at least thirty (30) days prior to the Facility Termination Date to request an increase in the Aggregate Revolving Credit Commitment, the Term Loan A Commitments and/or the Term Loan B Commitments, each in increments of $10,000,000, by an aggregate amount of increases to the Aggregate Revolving Credit Commitment, the Term Loan A Commitments and Term Loan B Commitments of up to $340,000,000 (the amount of the requested increase to be set forth in the Increase Notice) (which, assuming no previous reduction in the Revolving Credit Commitments, the Term Loan A Commitments or the Term Loan B Commitments, would result in an Aggregate Commitment of $1,200,000,000), written notice to the Administrative Agent (an “Increase Notice”). The execution and delivery of the Increase Notice by the Borrower shall constitute a representation and warranty by the Borrower that all the conditions set forth in this Section 2.23 shall have been satisfied on the date of such Increase Notice. The Commitment Increase may be allocated (1) to the then existing Revolving Credit Commitments, having the same terms as the existing Revolving Credit Commitments, (2) to the then existing Term Loan A Commitments having the same terms as the existing Term Loan A Commitments, (3) to the initial Term Loan B Commitment, or once the initial Term Loan B Commitment is provided hereunder, to the then existing Term Loan B Commitments having the same terms as the existing Term Loan B Commitments, or (4) any combination thereof reasonably satisfactory to Administrative Agent and satisfactory to the existing or additional Revolving Credit Lenders, Term Loan A Lenders or Term Loan B Lenders, as applicable, providing such additional Revolving Credit Commitments, Term Loan A Commitments or Term Loan B Commitments, as applicable.

(b) In the event of the initial increase of the Term Loan B Commitment, (i) the Borrower, the Administrative Agent and the Lenders providing such initial Term Loan B Commitment shall enter into an amendment to this Agreement as is necessary to evidence such increase of the Term Loan B Commitment (the “Term Loan B Commitment

Amendment”), and all Lenders not providing the initial Term Loan B Commitments hereby consent to such limited scope amendment without future consent rights, provided that any such amendment regarding the Term Loan B Commitments shall provide that: (A) the final maturity date of the Term Loan B Commitment shall be no earlier than the Term Loan A Maturity Date, (B) there shall be no scheduled amortization of the loans or reductions of commitments under the Term Loan B Commitment (which shall not restrict any mandatory prepayments required under Section 2.3(b)) and (C) the Term Loan B Loans will rank pari passu in right of payment with the existing Revolving Credit Loans and the existing Term Loan A Loans and the borrower and guarantors of the Term Loan B Commitment shall be the same as the Borrower and Subsidiary Guarantors with respect to the existing Revolving Credit Loans and Term Loan A Loans, (D) the interest rate margin, rate floors, fees, original issue discount and premium applicable to the Term Loan B Loans shall be determined by the Borrower and the Term Loan B Lenders, (E) the Term Loan B Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the Revolving Credit Loans and the Term Loan A Loans, and (F) the terms of the Term Loan B Commitment shall be substantially identical to the terms set forth herein with respect to the Term Loan A Commitment (except as set forth in clauses (A) through (E) above), except for any terms that apply only after the Term Loan A Maturity Date or are also added for the benefit of the Term Loan A Lenders, and (ii) Borrower shall execute and deliver a Note to each Term Loan B Lender with respect to its respective Term Loan B Loan.

(c) Upon receipt of any Increase Notice, the Administrative Agent shall consult with the Arrangers and shall notify the Borrower of the amount of facility fees (if any) to be paid to any Lenders who provide an additional Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment, as applicable, in connection with such increase in the Aggregate Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment, as applicable (which shall be in addition to the fees to be paid to Administrative Agent or the Arrangers pursuant to the Fee Letter). If the Borrower agrees to pay the facility fees so determined, then the Administrative Agent shall send a notice to all Revolving Credit Lenders, Term Loan A Lenders or Term Loan B Lenders, as applicable, (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Aggregate Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment, as applicable, and of the facility fees to be paid with respect thereto. Each Lender who desires to provide an additional Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment, as applicable, upon such terms shall provide Administrative Agent with a written commitment letter specifying the amount of the additional Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment, as applicable, which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Administrative Agent and the Arrangers shall allocate the Commitment Increase among the Revolving Credit Lenders, Term Loan A Lenders and/or Term Loan B Lenders, as applicable, who provide such commitment letters on such basis as the Administrative Agent and the Arrangers shall determine after consultation with the Borrower. If the additional Revolving Credit Commitments, Term Loan A Commitments and/or Term Loan B Commitments, as applicable, so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Administrative Agent, the Arrangers or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to Administrative Agent, the Arrangers and the Borrower) to become a Revolving Credit Lender, Term Loan A Lender and/or Term Loan B Lender and provide an additional Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment, as applicable. The Administrative Agent shall provide all Revolving Credit Lenders, Term Loan A Lenders and/or Term Loan B Lenders, as applicable, with a notice setting forth the amount, if any, of the additional Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment, to be provided by each Revolving Credit Lender, Term Loan A Lender and/or Term Loan B Lender, as applicable, and the revised Revolving Credit Percentages, Term Loan A Commitment Percentages and/or Term Loan B Commitment Percentages, as applicable, which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”). In no event shall any Lender be obligated hereunder to provide an additional Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment.

(d) On any Commitment Increase Date with respect to the Revolving Credit Commitment, the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Revolving Credit Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Lender shall be equal to such Lender’s Revolving Credit Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans. The participation interests of the Revolving Credit Lenders in Letters of Credit and Swingline Advances shall be similarly adjusted. On any Commitment Increase Date those Revolving Credit Lenders whose Revolving Credit Percentage is increasing shall advance the funds to the Administrative Agent and the funds so advanced shall be distributed among the Revolving Credit Lenders whose Revolving Credit Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans.

(e) Upon the effective date of each increase in the Aggregate Revolving Credit Commitment, Term Loan A Commitments and/or Term Loan B Commitments pursuant to this Section 2.23, the Administrative Agent may unilaterally revise Schedule 1.1 to reflect the then current Commitments of each Lender and shall provide a copy thereof to each Lender.

(f) Notwithstanding anything to the contrary contained herein, the obligation of the Administrative Agent and the Revolving Credit Lenders to increase the Aggregate Revolving Credit Commitment, the Administrative Agent and the Term Loan A Lenders to increase the Term Loan A Commitments or the Administrative Agent and the Term Loan

B Lenders (including any Persons that elect to become Term Loan B Lenders) to increase the Term Loan B Commitments, as applicable, pursuant to this Section 2.23 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Aggregate Revolving Credit Commitment, the Term Loan A Commitments or the Term Loan B Commitments, as applicable:

(i) Payment of Arrangement Fee. The Borrower shall pay (A) to the Administrative Agent and the Arrangers those fees described in and contemplated by the Fee Letter with respect to the applicable Commitment Increase, and (B) to the Arrangers such facility fees as the Revolving Credit Lenders, Term Loan A Lenders or Term Loan B Lenders, as applicable, who are providing an additional Commitment may require to increase the aggregate Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arrangers shall pay to the Lenders acquiring the applicable Commitment Increase certain fees pursuant to their separate agreement; and

(ii) No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Aggregate Revolving Credit Commitment, Term Loan A Commitments or Term Loan B Commitments are increased, there shall exist no Unmatured Default or Default; and

(iii) Representations True. The representations and warranties made by the Borrower and the Subsidiary Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower or the Subsidiary Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on the date of such Increase Notice and on the date the Aggregate Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment is increased, both immediately before and after the Aggregate Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment is increased, except to the extent of changes resulting from transactions permitted by the Loan Documents, and except that if any representation and warranty is as of a specified date, such representation and warranty shall be true and correct in all material respects as of such date; and

(iv) Term Loan B Commitment Amendment. In connection with the initial increase of the Term Loan B Commitment, the Borrower, the Administrative Agent and each Term Loan B Lender shall execute and deliver to the Administrative Agent the Term Loan B Commitment Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence or secure the increase of the Term Loan B Commitment including evidence of authority to borrow, certifications and opinions as the Administrative Agent may reasonably require in its sole and absolute discretion. The Administrative Agent shall promptly notify each Lender as to the effectiveness of the Term Loan B Commitment Amendment. The Term Loan B Commitment Amendment, without the consent of any other Lender, shall effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, the Term Loan B Lenders and the Borrower, to implement the terms of Term Loan B Commitment, including any amendments necessary to establish the Term Loan B Commitment, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent, the Term Loan B Lenders and the Borrower in connection with the establishment of such Term Loan B Commitment.

(v) Pro Forma Compliance. The Borrower shall deliver a pro forma compliance certificate substantially in the form of Exhibit A, demonstrating compliance with the covenants contained herein, on a pro forma basis with the incurrence of such increase, and executed by the Borrower’s chief financial officer or chief accounting officer.

(vi) Additional Documents. The Borrower and the Subsidiary Guarantors shall execute and deliver to Administrative Agent and the Lenders such additional customary documents, instruments, evidence of authority to borrow, certifications and opinions as the Administrative Agent may reasonably require, including, without limitation, an amendment to this Agreement with respect to the pricing and the Term Loan B Maturity Date, a Compliance Certificate, demonstrating compliance with all covenants and, to the extent required by clause (iii) above, representations and warranties set forth in the Loan Documents after giving effect to the increase and the Borrower shall pay all costs and expenses which are required hereunder to be paid in connection with such increase.

2.24. Unencumbered Properties.

(a) The Eligible Unencumbered Properties which have been approved by the Lenders and the Administrative Agent as of the Agreement Effective Date are listed on Exhibit H-1 attached hereto and made a part hereof (the “Initial Unencumbered Properties”).

(b) Addition of Eligible Unencumbered Properties to Unencumbered Pool. Not less than ten (10) Business Days prior to the date on which (a) Borrower expects a Wholly-Owned Subsidiary to acquire a Project that will become an Eligible Unencumbered Property or (b) a Project already owned by a Wholly-Owned Subsidiary is to be designated to become an Eligible Unencumbered Property, Borrower shall notify the Administrative Agent thereof in writing. The Administrative Agent shall notify Borrower in writing within ten (10) Business Days after it receives notice thereof if the Administrative Agent has determined that such Project is an Eligible Unencumbered Property. If a proposed Unencumbered Property does not meet all of the requirements needed to qualify as an Eligible Unencumbered Property, the Administrative Agent may, within five (5) Business Days after making such determination, request special approval for the addition of such proposed Unencumbered Property to the Unencumbered Pool from the Lenders. The Lenders shall respond to such request within ten (10) Business Days and the failure of any Lender to respond to any such request within such period shall be deemed an approval of such request by such non-responding Lender. Such non-compliant Property shall be added to the Unencumbered Pool only if the Required Lenders shall approve (or are deemed to approve) the addition of such a non-compliant Property to the Unencumbered Pool. If the Administrative Agent notifies Borrower that any Project has been so approved to become a Unencumbered Property, then, as a condition precedent to such Project actually becoming an Unencumbered Property, Borrower shall satisfy, or shall cause the applicable Subsidiary Guarantor owning such Project to execute and deliver a Joinder Agreement with respect to the Subsidiary Guaranty, if such Subsidiary Guarantor has not already executed a Subsidiary Guaranty, all as described in Section 6.21 below.

(c) Sale, Contribution or Financing of an Unencumbered Property. Provided no Default or Unmatured Default shall have occurred hereunder or under the other Loan Documents and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 2.24(c)), Borrower may (i) sell an Unencumbered Property (or Borrower may sell its ownership interest in such Subsidiary Guarantor), (ii) contribute an Unencumbered Property (or Borrower may contribute its ownership interest in such Subsidiary Guarantor) to an existing or newly formed Investment Affiliate (iii) create a Lien securing Indebtedness on an Unencumbered Property or (iv) request that a particular Project no longer constitutes an Unencumbered Property (for purposes of this Section, such a sale or contribution of an Unencumbered Property or the creation of such a Lien or recharacterization of such Project shall be referred to as a “Unencumbered Property Release Transaction”) upon the following terms and conditions:

(i) Borrower shall deliver to the Administrative Agent written notice of the desire to consummate such Unencumbered Property Release Transaction on or before the date that is ten (10) Business Days prior to the date on which the Unencumbered Property Release Transaction is to be effected;

(ii) On or before the date that is five (5) Business Days prior to the date of the Unencumbered Property Release Transaction is to be effected, Borrower shall submit to the Administrative Agent a certificate, which shall be subject to the Administrative Agent’s review and reasonable approval, on behalf of the Lenders, setting forth the Unsecured Leverage Ratio and Unsecured Debt Service Coverage Ratio on a pro forma basis as of the date of the proposed Unencumbered Property Release Transaction giving effect to: (A) the

Unencumbered Property Release Transaction, (B) any contemplated paydown of the Outstanding Facility Amount in connection with such Unencumbered Property Release Transaction and (C) any other Projects that became or are becoming an Eligible Unencumbered Property prior to the scheduled date of the Unencumbered Property Release Transaction (the “Pro Forma Calculations”);

(iii) If the Pro Forma Calculations show that Borrower will be out of compliance with the covenants contained in clauses (e) and (f) of Section 6.17 or with any of the limitations set forth in the definition of Eligible Unencumbered Property or in this Section 2.24, Borrower shall, before the closing of the Unencumbered Property Release Transaction, either add to the Unencumbered Property Pool an additional Eligible Unencumbered Property that causes Borrower to be in compliance with such covenants and conditions or pay down (which, if applicable to the Revolving Credit Loans, shall be made without any corresponding permanent reduction of Revolving Credit Commitments) the Outstanding Facility Amount sufficiently to permit Borrower to be in compliance with those covenants and conditions;

(iv) To the extent that any such sale, disposition or financing of all or a portion of an Unencumbered Property (or of any ownership interest in a Subsidiary Guarantor owning such Unencumbered Property) occurs as permitted by this Section 2.24, Borrower shall make a principal payment (which, if applicable to the Revolving Credit Loans, shall be made without any corresponding permanent reduction of Revolving Credit Commitments) on the Notes as and to the extent required by Section 2.3(b) of this Agreement. Notwithstanding the foregoing, the Administrative Agent shall not be obligated to release any such Subsidiary from the Subsidiary Guaranty if (i) such Subsidiary owns any other Unencumbered Properties that are not being so released from such status or (ii) a Default or Unmatured Default has occurred and is then continuing; and

(v) Upon the occurrence of the Unencumbered Property Release Transaction, the underlying Project shall no longer be an Unencumbered Property.

Notwithstanding anything to the contrary in this Section 2.24(c), no Unencumbered Property shall be released from the Unencumbered Pool without Required Lender approval if such release will cause the Unencumbered Pool to have fewer than fifteen (15) Unencumbered Properties remaining or if it would reduce the Unencumbered Pool Value below $300,000,000.

2.25. Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the sixth (6th) Business Day after the date such amendment is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (Cleveland, Ohio time) on the fifth (5th) Business Day after the date such amendment is provided to the Lenders, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.25(c)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.25(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.25, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.25.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Floating Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Floating Rate Loans immediately. During any Benchmark Unavailability Period, the component of Alternate Base Rate based upon the then-current Benchmark will not be used in any determination of Alternate Base Rate.

ARTICLE IIA

LETTER OF CREDIT SUBFACILITY

2A.1 Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Issuing Bank hereby agrees to issue for the account of the Borrower, one or more Facility Letters of Credit in accordance with this Article IIA, from time to time during the period commencing on the Agreement Effective Date and ending on a date thirty (30) days prior to the then current Revolving Credit Termination Date.

2A.2 Types and Amounts. The Issuing Bank shall not have any obligation to:

(i) issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

(ii) issue any Facility Letter of Credit if, after giving effect thereto, (1) the then applicable Outstanding Facility Amount would exceed the then current Aggregate Commitment, (2) the then-applicable Outstanding Revolving Credit Amount would exceed the then-current aggregate Revolving Credit Commitments or (3) the Facility Letter of Credit Obligations would exceed the Facility Letter of Credit Sublimit; or

(iii) issue any Facility Letter of Credit having an expiration date, or containing automatic extension provisions to extend such date, to a date beyond the then-current Revolving Credit Termination Date, provided, further, that a Facility Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolving Credit Termination Date, so long as the Borrower delivers to the Administrative Agent for the benefit of the Revolving Credit Lenders no later than the then Revolving Credit Termination Date either (1) cash collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the stated amount of such Letter of Credit, (2) a backup Letter of Credit having terms acceptable to the Issuing Bank and issued by a domestic financial institution having a rating assigned by Moody’s or S&P to its senior unsecured debt of AA/Aa2 or better (or otherwise acceptable to the Issuing Bank) or (3) other collateral satisfactory to the Issuing Bank. Upon the expiration, cancellation or termination of a Facility Letter of Credit for which cash, a backup Letter of Credit or other collateral has been provided pursuant to the preceding clause (1), (2) or (3), the Administrative Agent (or the Issuing Bank, as the case may be) shall promptly return any such backup Letter of Credit to the Borrower or release such collateral if such extension is not exercised or is not exercisable.

2A.3 Conditions. In addition to being subject to the satisfaction of the conditions contained in Article IV hereof, the obligation of the Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

(i) the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content;

(ii) as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter of Credit in particular; and

(iii) there shall not exist any Default.

2A.4 Procedure for Issuance of Facility Letters of Credit.

(a) Borrower shall give the Issuing Bank and the Administrative Agent at least three (3) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a “Letter of Credit Request”) and shall immediately provide the Issuing Bank and the Administrative Agent with a Notice signed by an Authorized Officer and containing all information required to be contained in such Notice, which notice shall be irrevocable except as provided in Section 2A.4(b)(i) below, and shall specify:

1. the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000);

2. the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the “Issuance Date”);

3. the date on which such requested Facility Letter of Credit is to expire (which day shall be a Business Day), subject to Section 2A.2(iii) above;

4. the purpose for which such Facility Letter of Credit is to be issued;

5. the Person for whose benefit the requested Facility Letter of Credit is to be issued; and

6. any special language required to be included in the Facility Letter of Credit.

Such notice, to be effective, must be received by such Issuing Bank and the Administrative Agent not later than noon (Cleveland time) on the last Business Day on which notice can be given under this Section 2A.4(a).

(b) Subject to the terms and conditions of this Article IIA and provided that the applicable conditions set forth in Article IV hereof have been satisfied, the Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Request and the Issuing Bank’s usual and customary business practices unless the Issuing Bank has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit given not later than the Business Day immediately preceding the Issuance Date, or (ii) written or telephonic notice from the Administrative Agent stating that the issuance of such Facility Letter of Credit would violate Section 2A.2.

(c) The Issuing Bank shall give the Administrative Agent (who shall promptly notify the Revolving Credit Lenders) and the Borrower Notice of the issuance of a Facility Letter of Credit (the “Issuance Notice”).

(d) The Issuing Bank shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2A.4 are met as though a new Facility Letter of Credit was being requested and issued.

2A.5 Reimbursement Obligations; Duties of Issuing Bank.

(a) The Issuing Bank shall promptly notify the Borrower and the Administrative Agent (who shall promptly notify the Revolving Credit Lenders) of any draw under a Facility Letter of Credit. Any such draw shall not be deemed to be a default hereunder but shall constitute an Advance of the Revolving Credit Facility in the amount of the Reimbursement Obligation with respect to such Facility Letter of Credit and shall bear interest from the date of the relevant drawing(s) under the pertinent Facility Letter of Credit at the Floating Rate; provided that if a Default regarding the non-payment of any monetary obligations to the Administrative Agent or the Lenders exists at the time of any such drawing(s), then the Borrower shall reimburse the Issuing Bank for drawings under a Facility Letter of Credit issued by the Issuing Bank no later than the next succeeding Business Day after the payment by the Issuing Bank and until repaid such Reimbursement Obligation shall bear interest at the Default Rate.

(b) Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuing Bank under any resulting liability to any Revolving Credit Lender or, provided that such Issuing Bank has complied with the procedures specified in Section 2A.4, relieve any Revolving Credit Lender of its obligations hereunder to the Issuing Bank. In determining whether to pay under any Facility Letter of Credit, the Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered in compliance, and that they appear to comply on their face, with the requirements of such Letter of Credit.

2A.6 Participation.

(a) Immediately upon issuance by the Issuing Bank of any Facility Letter of Credit in accordance with the procedures set forth in this Article IIA, each Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to such Revolving Credit Lender’s Revolving Credit Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and all related rights hereunder and under the Subsidiary Guaranty and other Loan Documents.

(b) In the event that the Issuing Bank makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 2A.5 hereof, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Lender’s Revolving Credit Percentage of the unreimbursed amount of such payment, and the Administrative Agent shall promptly pay such amount to the Issuing Bank. A Revolving Credit Lender’s payments of its Revolving Credit Percentage of such Reimbursement Obligation as aforesaid shall be deemed to be a Revolving Credit Loan by such Lender and shall constitute outstanding principal under such Lender’s Note for Revolving Credit Loans. The failure of any Revolving Credit Lender to make available to the Administrative Agent for the account of the Issuing Bank its Revolving Credit Percentage of the unreimbursed amount of any such payment shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Revolving Credit Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make available to the Administrative Agent its Revolving Credit Percentage of the unreimbursed amount of any payment on the date such payment is to be made. Any Revolving Credit Lender which fails to make any payment required pursuant to this Section 2A.6(b) shall be deemed to be a Defaulting Lender hereunder.

(c) Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Bank shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Revolving Credit

Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender’s Revolving Credit Percentage thereof.

(d) Upon the request of the Administrative Agent or any Lender, the Issuing Bank shall furnish to such Administrative Agent or Lender copies of any Facility Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent or any Lender.

(e) The obligations of a Revolving Credit Lender to make payments to the Administrative Agent for the account of the Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set‑off, qualification or exception whatsoever other than a failure of any such Issuing Bank to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit, and such payments shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

2A.7 Payment of Reimbursement Obligations.

(a) The obligation of the Borrower to pay to the Administrative Agent for the account of the Issuing Bank the amount of all Advances for Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with any Facility Letter of Credit when due shall be absolute and unconditional, irrespective of any claim, set‑off, defense or other right which the Borrower may have at any time against any Issuing Bank or any other Person, under all circumstances, including without limitation any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower and the beneficiary named in any Facility Letter of Credit);

(iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(v) the occurrence of any Default.

(b) In the event any payment by the Borrower received by the Issuing Bank or the Administrative Agent with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Revolving Credit Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent or Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Revolving Credit Lender which received such distribution shall, upon demand by the Administrative Agent, contribute such Lender’s Revolving Credit Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank or the Administrative Agent upon the amount required to be repaid by the Issuing Bank or the Administrative Agent.

2A.8 Compensation for Facility Letters of Credit.

(a) The Borrower shall pay to the Administrative Agent, for the ratable account of the Revolving Credit Lenders (including the Issuing Bank), based upon such Lenders’ respective Revolving Credit Percentages, a per annum fee (the “Facility Letter of Credit Fee”) as a percentage of the face amount of each Facility Letter of Credit outstanding equal to the SOFR Applicable Margin for Revolving Loans in effect from time to time while such Facility Letter of Credit is outstanding. The Facility Letter of Credit Fee relating to any Facility Letter of Credit shall accrue on a daily basis and shall be due and payable in arrears on the first Business Day of each calendar quarter following the issuance of such Facility Letter of Credit and, to the extent any such fees are then due and unpaid, on the Revolving Credit Termination Date or any other earlier date that the Advances and Facility Letter of Credit Obligations are due and payable in full. The Administrative Agent shall promptly remit such Facility Letter of Credit Fees, when paid, to the other Revolving Credit Lenders in accordance with their Revolving Credit Percentages thereof. The Borrower shall not have any liability to any Lender for the failure of the Administrative Agent to promptly deliver funds to any such Revolving Credit Lender and shall be deemed to have made all such payments on the date the respective payment is made by the Borrower to the Administrative Agent, provided such payment is received by the time specified in Section 2.13 hereof.

(b) The Issuing Bank also shall have the right to receive solely for its own account an issuance fee equal to one‑eighth of one percent (0.125%) of the face amount of each Facility Letter of Credit payable by the Borrower on the Issuance Date for each such Facility Letter of Credit and on the date of any increase therein or extension thereof. The Issuing Bank shall also be entitled to receive its reasonable and documented out‑of‑pocket costs and the Issuing Bank’s customary and documented administrative charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder.

2A.9 Letter of Credit Collateral Account.

The Borrower hereby agrees that it will immediately upon the occurrence of a Default, or prior to the Revolving Credit Termination Date if a Facility Letter of Credit is outstanding and unexpired on such date as provided in Section 2A.2(iii) above, establish a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Revolving Credit Lenders, and in which the Borrower shall have no interest other than as set forth in Section 8.1. The Letter of Credit Collateral Account shall hold the deposits the Borrower is required to make upon the Revolving Credit Termination Date related to any such outstanding and unexpired Facility Letter of Credit or after a Default on account of any outstanding Facility Letters of Credit as described in Section 8.1. In addition to the foregoing, the Borrower hereby grants to the Administrative Agent, for the benefit of the Revolving Credit Lenders, a security interest in and to the Letter of Credit Collateral Account and any funds that may hereafter be on deposit in such account, including income earned thereon. The Revolving Credit Lenders acknowledge and agree that the Borrower has no obligation to fund the Letter of Credit Collateral Account unless and until so required under Section 2A.2(iii) or Section 8.1 hereof.

ARTICLE III.

CHANGE IN CIRCUMSTANCES

3.1. Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender or any Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, any Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Bank or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

3.2. Changes in Capital Adequacy Regulations. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Bank the Borrower shall promptly pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

3.3. Availability of Types of Advances. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon Daily Simple SOFR, SOFR or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Floating Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”), on the Payment Date therefor, if all affected Lenders may lawfully continue to maintain such SOFR

Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.4.

3.4. Funding Indemnification. The Borrower hereby indemnifies each of the Lenders against any actual loss, cost or expense (including any actual loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a SOFR Loan (after giving effect to any applicable grace period), (b) any failure of the Borrower to borrow or continue a SOFR Loan or convert to a SOFR Loan on a date specified therefor in a Borrowing Notice or Conversion/Continuation Notice, (c) any failure of the Borrower to prepay any SOFR Loan on a date specified therefor in any Notice of Prepayment (unless such Notice of Prepayment was revoked), (d) any payment, prepayment or conversion of any SOFR Loan on a date other than on the Payment Date therefor (including as a result of a Default) or (e) the assignment of any SOFR Loan other than on the Payment Date therefor as a result of a request by the Borrower pursuant to Section 2.19. A certificate of such Lender setting forth the reasonable basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Loan Parties under this Section 3.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.5. Taxes.

(a) Defined Terms. For purposes of this Section 3.5, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.5, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance

Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Office with respect to its SOFR Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of SOFR Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a SOFR Loan shall be calculated as though each Lender funded its SOFR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the SOFR applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable thirty (30) days after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement. Notwithstanding the foregoing, a Lender shall not have the right to request payment of amounts under Sections 3.1, 3.2 or 3.5 to the extent that such amounts relate to obligations accruing more than one hundred twenty (120) days prior to the date upon which such Lender requests payment from the Borrower, provided however that, if any Change in Law giving rise to such increased costs is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

ARTICLE IV.
CONDITIONS PRECEDENT

4.1. Initial Advance. The Lenders shall not be required to make the initial Advance hereunder, or issue the initial Facility Letter of Credit hereunder, unless and until (a) the Borrower shall, prior to or concurrently therewith, have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) the Borrower shall have furnished to the Administrative Agent the following:

(a) The duly executed originals of this Agreement (with sufficient originals thereof for each of the Lenders), the Notes payable to each of the Lenders, the Subsidiary Guaranty and any other additional Loan Documents;

(b) (A) Certificates of good standing for each Loan Party from its state of organization, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Agreement Effective Date, and (B) foreign qualification certificates for each Loan Party certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Agreement Effective Date, for each jurisdiction in which an Unencumbered Property owned by such Loan Party is located;

(c) Copies of the formation documents (including code of regulations, if appropriate) of the Loan Parties, certified by an officer of the Borrower or such other Loan Party, as appropriate, together with all amendments thereto;

(d) Incumbency certificates, executed by officers of the Loan Parties, which shall identify by name and title and bear the signature of the Persons authorized to sign this Agreement and the additional Loan Documents and to make borrowings hereunder on behalf of such parties, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the applicable Loan Party;

(e) Copies, certified by a Secretary or an Assistant Secretary of the applicable Loan Party, of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the Advances provided for herein, with respect to the Borrower, and the execution, delivery and performance of this Agreement and the additional Loan Documents to be executed and delivered by the applicable Loan Party;

(f) (i) A customary written opinion of the Loan Parties’ special counsel, Proskauer Rose LLP, addressed to the Lenders and in form reasonably satisfactory to the Administrative Agent, and (ii) a customary written opinion of the Loan Parties’ special Maryland counsel, Venable LLP, addressed to the Lenders and in form reasonably satisfactory to the Administrative Agent;

(g) A certificate, signed by an Authorized Officer of the Borrower, stating that on the Agreement Effective Date no Default or Unmatured Default has occurred and is continuing, and there has been no change in the financial condition or business of the Borrower and the Consolidated Group taken as a whole since the date of the most recent financial statements delivered to the Administrative Agent which would reasonably be expected to have a Material Adverse Effect and that all representations and warranties of the Borrower are true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) as of the Agreement Effective Date (or, to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date, except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects on such earlier date);

(h) The most recent quarterly financial statements of the Borrower;

(i) UCC financing statement searches with respect to the Borrower and each of the other Loan Parties from the state of its organization and with respect to each owner of an Initial Unencumbered Property from the state in which such Unencumbered Property is located;

(j) Written money transfer instructions, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

(k) A pro forma compliance certificate substantially in the form of Exhibit A, utilizing the covenants established herein and executed by the Borrower’s chief financial officer or chief accounting officer;

(l) Evidence that all fees due to each of the Lenders with respect to this Agreement and all fees, costs, and expenses incurred by Arrangers in connection with the syndication of the Commitments and this Agreement have been paid;

(m) A subordination agreement executed by the Advisor substantially in the form attached hereto as Exhibit K and made a part hereof;

(n) A Beneficial Ownership Certification, if required;

(o) Intentionally Omitted;

(p) The absence of any action, suit, investigation or proceeding, pending or, to the Borrower’s knowledge, threatened in writing, in any court or before any arbitrator or Governmental Authority that is reasonably likely to have a Material Adverse Effect on the Borrower and the Consolidated Group, taken as a whole, or that could reasonably be expected to have a Material Adverse Effect on any transaction contemplated hereby or on the ability of the Borrower or the Subsidiary Guarantors, taken as a whole, to perform their respective obligations under the Loan Documents; and

(q) Such other documents as the Administrative Agent or its counsel may have reasonably requested prior to the Agreement Effective Date, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.

For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender upon delivery of its executed signature page to the Administrative Agent without conditions for release or, if a Lender delivers its signature page with conditions for release, notice from that Lender to the Administrative Agent (or its counsel) that such conditions for release have been met.

4.2. Each Advance and Issuance. The Lenders shall not be required to make any Advance or issue any Facility Letter of Credit unless on the applicable Borrowing Date:

(a) Prior to, and after giving effect to such Advance or issuance, there shall not exist any Default or Unmatured Default; and

(b) The representations and warranties contained in Article V are true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) as of such Borrowing Date with respect to the Loan Parties in existence on such Borrowing Date, except (i) to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of such earlier date (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects on such earlier date) or (ii) for changes in factual circumstances which are permitted by this Agreement.

Each Borrowing Notice and each Letter of Credit Request with respect to each such Advance shall (a) constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) (in the case of the initial Borrowing Notice) and (b) have been satisfied.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1. Existence. Borrower is a corporation duly incorporated and validly existing under the laws of the State of Maryland, with its principal place of business in Oak Brook, Illinois and is duly qualified as a foreign corporation, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not reasonably be expected to have a Material Adverse Effect. Each of the Borrower’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) in the case of any such Subsidiary that is not a Subsidiary Guarantor, where the failure to be duly formed or validly existing would not reasonably be expected to have a Material Adverse Effect, and (ii) in each case, where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not reasonably be expected to have a Material Adverse Effect.

5.2. Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity, or by the discretion of any court in awarding equitable remedies, regardless of whether such enforcement is considered in a proceeding of equity or at law.

5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower or the other Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, or any of the Subsidiary Guarantors or the Borrower’s or any Subsidiary Guarantor’s articles of incorporation, charter, operating agreement, partnership agreement, or by-laws, or the provisions of any indenture, instrument or agreement to which the Borrower or any of the Subsidiary Guarantors is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not reasonably be expected to have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary Guarantor pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required as a condition to the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than (i) those already obtained, (ii) filings after the date hereof of disclosures with the U.S. Securities and Exchange Commission and(iii) as may be required hereafter with respect to tenant improvements, repairs or other work with respect to any real estate.

5.4. Financial Statements; Material Adverse Effect. All consolidated financial statements of the Loan Parties heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Loan Parties at such date and the consolidated results of their operations for the period then ended and include all material contingent obligations, subject, in the case of interim financial statements, to normal and customary year-end adjustments. From the preparation date of the most recent financial statements delivered to the Lenders through the Agreement Effective Date, there was no change in the business, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.5. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or (b) where the failure to do so would not result in unpaid taxes, assessments and governmental charges in excess of $100,000 in the aggregate. No material tax liens have been filed and no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.6. Litigation. Except as set forth on Schedule 5.6 hereto or as set forth in written notice to the Administrative Agent from time to time, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened in writing against or affecting the Loan Parties which could reasonably be expected to have a Material Adverse Effect.

5.7. Subsidiaries. Schedule 5.7 hereto contains, an accurate list of all Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation or formation and the percentage of their respective capital stock or partnership or membership interest owned by the Borrower or other Subsidiaries as of the date hereof. All of the issued and outstanding shares of capital stock of such Subsidiaries that are corporations have been duly authorized and issued and are fully paid and non-assessable.

5.8. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

5.9. Accuracy of Information. No written information, exhibit or report (other than any third-party report and other than any projections, estimates or other forward-looking information) furnished by the Loan Parties to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, when taken as a whole (and after giving effect to any supplements thereto), contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.10. Regulations of the Board. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

5.11. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute a Default hereunder.

5.12. Compliance With Laws. The Borrower and each Subsidiary Guarantor has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its Property, except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect. The Loan Parties have not received any written notice to the effect that their operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.13. Ownership of Properties. On the date of this Agreement, the Borrower and the Subsidiary Guarantors will have good and marketable title, free of all Liens other than those permitted by Section 6.14, to all of the Unencumbered Properties.

5.14. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.15. Solvency. (a) Immediately after the Agreement Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b) The Borrower and its Subsidiaries on a consolidated basis have not incurred debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.16. Insurance. The Loan Parties carry, or cause to be carried, insurance on their Projects, including each Unencumbered Property, with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects in localities where the Borrower and its Subsidiaries operate, including, without limitation:

(a) Property and casualty insurance (including coverage for flood and other water damage for any Project located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Projects (to the extent replacement cost insurance is maintained by companies engaged in similar business and owning similar properties);

(b) Builder’s risk insurance for any Project under construction in the amount of the construction cost of such Project;

(c) Loss of rental income insurance in the amount not less than one year’s gross revenues from the Projects; and

(d) Comprehensive general liability insurance in the amount of $20,000,000 per occurrence.

5.17. REIT Status. Borrower is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Borrower as a real estate investment trust.

5.18. Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Agreement Effective Date except as disclosed on the environmental assessments delivered to the Administrative Agent pursuant to this Agreement or on Schedule 5.18 attached hereto or to the extent that the facts and circumstances giving rise to the failure of any such representations and warranties to be true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i) Based upon the environmental assessments with respect to such Projects delivered to the Administrative Agent and otherwise only to the current actual knowledge of the Borrower, all Projects owned by the Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.

(ii) Neither the Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does the Borrower have any current actual knowledge that any such notice will be received or is being threatened.

(iii) Based upon the environmental assessments with respect to such Projects delivered to the Administrative Agent and otherwise only to the current actual knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of to or from the Projects of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern migrated or been generated, treated, stored or disposed of at, on or under any of the Projects of the Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of the Borrower or any Subsidiary under, any applicable Environmental Laws.

(iv) Borrower has no written notice that any judicial proceedings or governmental or administrative actions are pending, and, to the current actual knowledge of the Borrower, none are threatened in writing, under any Environmental Law to which the Borrower or any of its Subsidiaries is, or, to the Borrower’s current actual knowledge, will be, named as a party with respect to the Projects of the Borrower and its Subsidiaries, and Borrower has no written notice or current actual knowledge that there are any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Projects of the Borrower and its Subsidiaries.

(v) Based solely upon the environmental assessments with respect to such Projects delivered to the Administrative Agent and otherwise only to the current actual knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of the Borrower and its Subsidiaries, or arising from or related to the operations of the Borrower and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.19. Sanctions Laws and Regulations. None of the Borrower, any of its Subsidiaries, the other Loan Parties, the Advisor, the Property Manager, and to the Borrower’s knowledge, any of its or their respective directors or officers acting or benefiting in any capacity in connection with this Agreement, nor any of their respective Affiliates (a) is or is owned or controlled by a Designated Person; or (b) is located organized or resident in a Sanctioned Country. In addition,

Borrower hereby agrees to provide to any Lender any additional information that any Lender reasonably requests in writing and deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

5.20. Unencumbered Properties. As of the Agreement Effective Date, Exhibit H is a correct and complete list of all Unencumbered Properties. Each of the Unencumbered Properties included by Borrower in calculations of the Unencumbered Pool Value satisfies all of the requirements contained in this Agreement for the same to be included therein.

5.21. Beneficial Ownership Certification. As of the Agreement Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.22. Outbound Investment. Neither Borrower nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction,” as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction,” as each such term is defined in the Outbound Investment Rules, if Borrower were a U.S. Person, or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VI.

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. The Borrower will maintain for the Consolidated Group a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:

(a) By posting as provided below, the Form 10-Q as filed with the Securities and Exchange Commission, for each of the first three fiscal quarters of any fiscal year, for the Consolidated Group, provided that such posting shall occur no later than sixty (60) days after the end of such fiscal quarter;

(b) At or about the time of the quarterly and annual financial statements required to be posted as provided herein, the following reports, all certified by an Authorized Officer of the Borrower:

(1) a schedule listing all Projects of the Borrower and its Subsidiaries and summary information for each such Project, including location, square footage, occupancy, Net Operating Income and debt, and

(2) a statement of the Adjusted NOI and occupancy percentage of the Unencumbered Pool as of the end of the prior fiscal quarter;

(c) By posting as provided below, the Form 10-K filed with the Securities and Exchange Commission, for each fiscal year, for the Consolidated Group, provided that such posting shall occur no later than one hundred twenty (120) days after the end of such fiscal year;

(d) At or about the time of the quarterly and annual financial statements required to be posted hereunder, a compliance certificate in substantially the form of Exhibit A hereto signed by the Borrower’s chief financial officer, chief accounting officer or chief operating officer showing the calculations and computations necessary to determine compliance with this Agreement as of the last day of the period covered by such quarterly or annual financial statement, including without limitation such information as is reasonably requested by the Administrative Agent to determine compliance as of such date with the covenants contained in Sections 6.11, 6.16 and 6.17 of this Agreement, and stating that, to such officer’s knowledge, no Default or Unmatured Default exists, or if, to such officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;

(e) As soon as possible and in any event within ten (10) days after a responsible officer of the Borrower receives written notice of the facts giving rise to any such ERISA Event, the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in an Default under Section 7.11 of this Agreement;

(f) As soon as possible and in any event within ten (10) days after receipt by any responsible officer of the Borrower, a copy of (i) any written notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any Material of Environmental Concern into the environment, and (ii) any written notice from any Governmental Authority alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in the case of either (i) or (ii) could reasonably be expected to have a Material Adverse Effect;

(g) By publication as provided below, all financial statements, reports and proxy statements filed with the U.S. Securities and Exchange Commission; and

(h) Such other information (including, without limitation, financial statements for the Borrower, statements detailing the contributions to Adjusted NOI from individual

Projects and non-financial information) as the Administrative Agent may from time to time reasonably request.

At the Borrower’s option, the Borrower may deliver information required to be delivered pursuant to this Section 6.1 by posting any such information to an internet website maintained by the Borrower or to the website of the Securities and Exchange Commission (www.sec.gov). Any such information provided in such manner shall be deemed to have been delivered to the Administrative Agent and the Lenders on the date on which such information has been posted, but only if such information is publicly available without charge on such website.

6.2. Use of Proceeds. The Borrower will use, and will cause each of its Subsidiaries to use, the proceeds of the Advances for its own account for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of its business, including without limitation the repayment of Indebtedness, Property acquisitions and Permitted Investments, capital expenditures, development, redevelopment, capital reserves and working capital. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender, or (ii) to fund any purchase of, or offer for, a controlling portion of the Equity Interests of any Person, unless the board of directors or other manager of such Person has consented to such offer. The Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary or joint venture partner or, to its knowledge, to any other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, in each case, in violation of any Sanctions Laws and Regulations, or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.

6.3. Notice of Default. The Borrower will give notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect promptly after obtaining knowledge thereof.

6.4. Conduct of Business. The Borrower will do, and will cause each Loan Party to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a trust, corporation, limited liability company, general partnership or limited partnership, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers not prohibited hereunder and Permitted Investments) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct their businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor its Subsidiaries may undertake any business other than the acquisition of commercial properties, providing Notes Receivable, engaging in construction activities and any business activities and investments incidental thereto (including investments in

Marketable Securities) and certain additional activities permitted within the limitations imposed on such additional activities pursuant to Section 6.19 below.

6.5. Taxes. The Borrower will pay, and will cause each of its Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them or their income, profits or Projects, except (a) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside or (b) where the failure to do so would not result in unpaid taxes, assessments and governmental charges in excess of $100,000 in the aggregate.

6.6. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.16 on all their Projects and the Borrower will furnish to the Administrative Agent upon reasonable request full information as to the insurance carried.

6.7. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which could reasonably be expected to have a Material Adverse Effect.

6.8. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects, in good condition and repair, working order and condition (ordinary wear and tear excepted), except in each case where the failure to so maintain, preserve, protect and keep in good condition and repair would not reasonably be expected to have a Material Adverse Effect.

6.9. Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent upon reasonable notice and during normal business hours and, so long as no Default then exists, at the Administrative Agent’s or Lenders’ sole cost and expense, and subject to rights of tenants, by its representatives and agents, to inspect any of the Projects, corporate books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent may designate.

6.10. Maintenance of Status. The Borrower shall at all times maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.

6.11. Dividends; Distributions; Redemptions. The Borrower and its Subsidiaries shall be permitted to declare and pay dividends on their Equity Interests, to make distributions with respect thereto from time to time and to honor requests to redeem their Equity Interests, provided, however, that in no event shall the Borrower: (i) pay any such dividends in cash or make any such distributions in cash or honor any requests to redeem any Equity Interests in cash (including without limitation the declaration and payment of Preferred Dividends in the form of cash), if, as of the last day of any fiscal quarter ending after the Agreement Effective Date based upon Borrower’s compliance certificate required by Section 6.1(d) hereof for such fiscal quarter, such dividends and distributions paid and redemption requests honored on account of the then-current fiscal quarter and the three immediately preceding fiscal quarters, in the aggregate for such period, would cause the Dividend Payout Ratio to exceed 95% for such period or (ii) pay any such dividends or make any such distributions or make any such redemptions if (A) any Default has occurred and is then continuing or (B) any Unmatured Default arising under Section 7.1 or Section 7.2 hereof has occurred and is then continuing, provided however that Borrower and its Subsidiaries shall in all cases be permitted to distribute whatever amount of dividends and distributions is necessary to (a) maintain the Borrower’s tax status as a real estate investment trust, and (b) avoid the imposition of any excise tax under section 4981 of the Code, which dividends and distributions may be made in cash or in Equity Interests at the Borrower’s option.

6.12. [Intentionally Deleted].

6.13. Plan Assets. The Borrower hereby covenants and agrees that (i) Borrower shall not use any Plan Assets to repay or secure the Obligations, (ii) no assets of the Borrower or any Subsidiary Guarantor are or will be Plan Assets, (iii) each Plan will be in compliance with all applicable requirements of ERISA and the Code except to the extent any defects can be remedied without material liability to the Borrower under Revenue Procedure 2008-50 or any similar procedure and except to the extent that such non-compliance would not reasonably be expected to have a Material Adverse Effect, and (iv) the Borrower will not have any liability under Title IV of ERISA or Section 412 of the Code with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.

6.14. Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except for Permitted Liens and Liens on Properties which are not then included in the Unencumbered Pool (including, for the avoidance of doubt, the equity interests in Subsidiaries of the Borrower that do not own Property included in the Unencumbered Pool and are not otherwise Subsidiary Guarantors), but only to the extent such Liens will not result in a Default in any of Borrower’s covenants herein.

6.15. Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate which is not a member of the Consolidated Group except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction, but excluding in all events any such transactions, payments or transfers which are (i) disclosed in filings made by the Borrower with the Securities and Exchange Commission, (ii) related to any internalization of the business management services currently provided to the Borrower by the Advisor or the Property Manager or any similar transactions, or (iii) permitted by Section 6.22.

6.16. Consolidated Tangible Net Worth. The Consolidated Group shall maintain, as of the last day of each fiscal quarter ending after the Agreement Effective Date based upon Borrower’s compliance certificate required by Section 6.1(d) hereof for such fiscal quarter, a Consolidated Tangible Net Worth of not less than $500,000,000 plus seventy five percent (75%) of net cash proceeds of all equity raises consummated after the Agreement Effective Date (other than any Dividend Reinvestment Proceeds) net of share repurchases and/or tender offers consummated after the Agreement Effective Date.

6.17. Indebtedness and Cash Flow Covenants. The Borrower shall not permit:

(a) The Leverage Ratio to be more than sixty percent (60%), as of the last day of any fiscal quarter ending after the Agreement Effective Date based upon Borrower’s compliance certificate required by Section 6.1(d) hereof for such fiscal quarter, provided that no more than twice prior to the final Facility Termination Date the Leverage Ratio as of the last day of not more than two (2) fiscal quarters, which must be consecutive fiscal quarters, may exceed sixty percent (60%), provided that the Leverage Ratio shall never exceed sixty-five percent (65%);

(b) The Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter ending after the Agreement Effective Date based upon Borrower’s compliance certificate required by Section 6.1(d) hereof, to be less than 1.50 to 1.00;

(c) The aggregate amount of Secured Indebtedness of the Consolidated Group which is also Recourse Indebtedness to be greater than ten percent (10%) of Gross Asset Value at any time;

(d) Intentionally Omitted;

(e) The Unsecured Debt Service Coverage Ratio to be less than 1.75 to 1.00 at any time; provided that no breach of this Section 6.17(e) shall occur unless and until Borrower has failed to make the principal payments required to restore compliance with this covenant as provided in Section 2.3(b);

(f) The Unsecured Leverage Ratio to be more than sixty percent (60%) at any time, provided further that no breach of this Section 6.17(f) shall occur unless and until Borrower has failed to make the principal payments required to restore compliance with this covenant as provided in Section 2.3(b); or

(g) The Unencumbered Pool Value to be less than $300,000,000, or there to be fewer than fifteen (15) Unencumbered Properties, at any time.

6.18. Environmental Matters. Borrower and its Subsidiaries shall:

(i) Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect, provided that in no event shall the Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Borrower or its Subsidiaries as of the Agreement Effective Date or (ii) at Projects subsequently acquired by the Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.

(ii) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect, or (iii) the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(iii) Defend, indemnify and hold harmless Administrative Agent and each Lender, and their respective officers and directors from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, or its Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s reasonable and documented fees (limited, in the case of attorney’s fees, to one external counsel for the Administrative Agent and the Lenders, taken as a whole), investigation and laboratory fees, out-of-pocket response costs, out-of-pocket court costs and out-of-pocket litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of any indemnified party. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

6.19. Permitted Investments. The Consolidated Group’s activities shall be limited to acquiring and owning commercial properties, providing Notes Receivable, engaging in construction activities and any business activities and investments incidental thereto (including Investments in Marketable Securities) except that the following additional Investments (“Permitted Investments”) shall also be permitted so long as the aggregate value of the Permitted

Investments, at then current values, under each of the following clauses (i) through (v), tested as of the last day of any fiscal quarter ending after the Agreement Effective Date based on Borrower’s compliance certificate for such quarter, shall not exceed the individual percentage of Gross Asset Value limits stated in such clause and such aggregate value of the Permitted Investments, at then current values, under all such clauses on a combined basis shall not at any time exceed twenty-five percent (25%) of Gross Asset Value:

(i) Unimproved Land (other than land included in the definition of Construction-in-Progress) -- (valued at undepreciated GAAP book value, after taking into account any impairments) -- five percent (5%) of Gross Asset Value;

(ii) Investments in Investment Affiliates (valued at the portion of Gross Asset Value attributable to such entity or its assets as the case may be) -- twenty percent (20%) of Gross Asset Value;

(iii) Construction-in-Progress (valued at undepreciated GAAP book value, after taking into account any impairments) -- ten percent (10%) of Gross Asset Value;

(iv) Notes Receivable (valued at undepreciated GAAP book value, after taking into account any impairments) -- five percent (5%) of Gross Asset Value; and

(v) Marketable Securities-- ten percent (10%) of Gross Asset Value.

6.20. Negative Pledges. The Borrower agrees that neither the Borrower nor any Subsidiary Guarantor shall enter into or be subject to any agreement governing Indebtedness which contains a Negative Pledge other than restrictions on further subordinate Liens on Projects encumbered by a mortgage, deed to secure debt or deed of trust securing such Indebtedness, or on the direct or indirect ownership interests in the owners of such encumbered Projects.

6.21. Subsidiary Guaranty.

(a) Prior to the Investment Grade Rating Date (or during any period following the Investment Grade Rating Date that the Borrower ceases to have an Investment Grade Rating), Borrower shall cause each of its existing Subsidiaries listed on Exhibit C, which includes the owners of each Initial Unencumbered Property, along with all other current subsidiaries of Borrower, excluding only the Excluded Subsidiaries, to execute and deliver to the Administrative Agent the Subsidiary Guaranty. Borrower shall cause each Subsidiary which is hereafter acquired or formed (other than Excluded Subsidiaries) to execute and deliver to the Administrative Agent a joinder to the Subsidiary Guaranty substantially in the form of Exhibit A attached to the form of Subsidiary Guaranty within five (5) Business Days after the acquisition or formation of such Subsidiary. Borrower covenants and agrees that each Subsidiary which it shall cause to execute the Subsidiary Guaranty shall be fully authorized to do so by its supporting organizational and authority documents and shall be in good standing in its state of organization and in the case of any Subsidiary which is the owner of an Unencumbered Property, shall be in good standing in the state in which such Property is located. If a Subsidiary that was not required to join the Subsidiary Guaranty because it was an Excluded Subsidiary as of the Agreement Effective Date shall subsequently not be precluded from doing so, then Borrower shall cause such Subsidiary to join the Subsidiary Guaranty within five (5) Business Days after such Subsidiary ceased to be an Excluded Subsidiary. The delivery by Borrower to the Administrative Agent of any such joinder shall be deemed a representation and warranty by Borrower that each Subsidiary which Borrower caused to execute the Subsidiary Guaranty has been fully authorized to do so by its supporting organizational and authority documents and is in good standing in its state of organization and in the case of a Subsidiary which is the owner of an Unencumbered Property, is in good standing in the state in which such Property is located.

(b) On and at all times after the Investment Grade Rating Date that the Borrower maintains an Investment Grade Rating, no Subsidiary of the Borrower shall be required to become a Subsidiary Guarantor unless such Subsidiary shall incur Recourse Indebtedness or Guarantee Obligations in respect of Indebtedness of other Persons (other than to the Borrower or any of its Subsidiary Guarantors). Borrower shall cause each such Subsidiary which is not already a Subsidiary Guarantor and to which any of the foregoing conditions applies to execute and deliver to the Administrative Agent a joinder to the Subsidiary Guaranty substantially in the form of Exhibit A attached to the form of Subsidiary Guaranty within five (5) Business Days of the applicable Subsidiary becoming subject to the condition requiring it to provide a joinder.

(c) Borrower may request, upon not less than five (5) Business Days prior written notice to the Administrative Agent, the release of all Subsidiary Guarantors from the Subsidiary Guaranty, which release shall be effected by the Administrative Agent so long as (x) such Subsidiary Guarantor is not required to be a party to the Subsidiary Guaranty under either of the immediately preceding subsections (a) or (b), in each case, because of events or transactions not otherwise prohibited under any of the Loan Documents and (y) no Default or Unmatured Default shall have occurred and be continuing.

6.22. Subordination of Advisor’s Fees. Any fees payable to the Advisor by the Borrower or any other member of the Consolidated Group will be payable no more frequently than quarterly (other than acquisition fees which may be paid on or about the time of the related acquisition), and all such fees shall be subordinated to payment of all Obligations then due and payable to the Administrative Agent or the Lenders as provided in the subordination agreement attached as Exhibit K and shall not be paid unless the Borrower is in compliance with all of its obligations under the Loan Documents at the time of such payment and no Unmatured Default or Default then exists hereunder (it being understood and agreed that during the continuance of any Unmatured Default or Default, such fees may continue to accrue and become payable upon the waiver, termination or cure of such Unmatured Default or Default).

6.23. Mergers, Consolidations and Sales of Assets. The Borrower will not, and will not permit any Subsidiary which is an owner of an Unencumbered Property (unless such Subsidiary is released or being released as a Subsidiary Guarantor at such time) to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it. In addition, the Borrower will not permit the Consolidated Group, in the aggregate, to sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) during any period of four (4) consecutive fiscal quarters assets of the Consolidated Group representing an aggregate value of more than twenty percent (20%) of the Gross Asset Value in effect on the first day of such period. Notwithstanding the foregoing, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing: (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, provided that following such transaction Borrower remains an entity organized under the laws of the United State of America, (ii) any Subsidiary may merge into any other member of the Consolidated Group in a transaction in which the surviving entity is a member of the Consolidated Group and remains an entity organized under the laws of the United States of America, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another member of the Consolidated Group and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

6.24. Outbound Investment. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a "covered foreign person", as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a "covered activity" or a "covered transaction", as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a "covered activity" or a "covered transaction", as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VII.

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1. Nonpayment of any principal payment due hereunder or under any Note when due.

7.2. Nonpayment of interest upon any Note or of any fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

7.3. The breach of any of the terms or provisions of Sections 6.2, 6.4 (with respect to the Borrower), 6.10, 6.11, 6.16, 6.17, 6.19, 6.20, 6.21, 6.22 or 6.23.

7.4. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made, provided that the facts or conditions giving rise to such falsity are not corrected by the Borrower within thirty (30) days after written notice of such falsity from the Administrative Agent.

7.5. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent.

7.6. The default by the Borrower or any other member of the Consolidated Group beyond any applicable notice and cure period in the payment of any amount due under, or the performance of any term, provision or condition contained in, any agreement with respect to (A) Recourse Indebtedness of the Borrower or of any other member of the Consolidated Group if the aggregate amount of Recourse Indebtedness so in default exceeds Twenty Five Million Dollars ($25,000,000) (provided that if the total underlying Indebtedness so in default exceeds the portion which constitutes Recourse Indebtedness, only the portion that constitutes Recourse Indebtedness shall be taken into account in determining such $25,000,000 threshold), or (B) any Non-Recourse Indebtedness of the Borrower or any other member of the Consolidated Group in excess of Seventy Five Million Dollars ($75,000,000) in the aggregate, (any such Indebtedness causing the applicable threshold in clause (A) or clause (B) to be exceeded being referred to herein as “Material Indebtedness”) or any other event shall occur or condition exist, which causes or permits any such Material Indebtedness to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

7.7. The Borrower or any Subsidiary Guarantor shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) fail to contest in good faith any appointment or proceeding described in Section 7.8, or (vi) admit in writing its inability to pay its debts generally as they become due.

7.8. A receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary Guarantor or for any Substantial Portion of the Property of the Borrower or any Subsidiary Guarantor or a proceeding described in Section 7.7(iv) shall be instituted against the Borrower or any Subsidiary Guarantor and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

7.9. The Borrower or any Subsidiary Guarantor shall fail within forty-five (45) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against the Borrower or any Subsidiary Guarantor would exceed $25,000,000 in the aggregate in any calendar year, which have not been stayed on appeal or otherwise appropriately contested in good faith.

7.10. Any Subsidiary other than a Subsidiary Guarantor shall fail within forty-five (45) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against all Subsidiaries which are not Subsidiary Guarantors would exceed $75,000,000 in the aggregate in any calendar year, which have not been stayed on appeal or otherwise appropriately contested in good faith.

7.11. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $10,000,000 in any year or (ii) $25,000,000 for all periods.

7.12. Any Change in Control shall occur.

7.13. Failure to complete any direct remediation obligation within the time period permitted by law or governmental order (or within a reasonable time in light of the nature of the problem if no specific time period is so established) with respect to material environmental problems at Projects owned by the Borrower or any of its Subsidiaries whose aggregate book values are in excess of $25,000,000 after all administrative hearings and appeals have been concluded, and if litigation is applicable to such obligation, after a final non-appealable judgment of a court of competent jurisdiction has been entered.

7.14. The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace or cure therein provided.

7.15. The attempted disavowal, revocation or termination by the Borrower or any Loan Party of any of the Loan Documents.

ARTICLE VIII.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration. If any Default described in Section 7.7 or 7.8 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, so long as a Default exists Lenders shall have no obligation to make any Loans and the Required Lenders, at any time prior to the date that such Default has been fully cured, may permanently terminate the obligations of the Lenders to make Loans hereunder and declare the Obligations to be due and payable, or both, whereupon if the Required Lenders elected to accelerate (i) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within thirty (30) days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion), shall use its good faith efforts to collect all amounts owed by the Borrower and any Subsidiary Guarantor under the Loan Documents by exercising all rights and remedies provided for under this Agreement or otherwise available at law or in equity, including without limitation by filing and diligently pursuing judicial action.

In addition to the foregoing, following the occurrence of a Default and so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by Revolving Credit Lenders holding 51% or more of the Revolving Credit Commitments the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. The Borrower shall have no control over funds in the Letter of Credit Collateral Account. Such funds shall be promptly applied by the Administrative Agent to reimburse the Issuing Bank for drafts drawn from time to time under the Facility Letters of Credit and associated issuance costs and fees. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Obligations in full shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

If, within ten (10) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.7 or 7.8 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2. Amendments. Subject to the provisions of this Article VIII the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement or waiver shall:

(a) Without the consent of each Lender directly affected thereby, extend any Facility Termination Date (except as provided in Section 2.21), or forgive all or any portion of the principal amount of any Loan or accrued interest thereon or the Term Loan A Unused Fee, the Unused Revolver Fee or Facility Fee, reduce the Applicable Margins or Unused Revolver Fee Percentage or Facility Fee Percentage or modify the underlying interest rate options (or modify any definition herein used in calculating such options which would have the effect of modifying such options) or extend the time of payment of any such principal, interest or fees;

(b) Without the consent of each Lender, release any Subsidiary Guarantor from the Subsidiary Guaranty, except as expressly provided for herein;

(c) Without the consent of each Lender directly affected thereby, reduce or increase the percentage specified in the definition of Required Lenders;

(d) Without the consent of each Lender, increase the Aggregate Commitment beyond $1,200,000,000 provided that no Lender’s Commitment can be increased without the consent of such Lender;

(e) Without the consent of each Lender directly affected thereby, amend the definitions of Commitment or Percentage;

(f) Without the consent of each Lender, permit the Borrower to assign its rights under this Agreement;

(g) Without the consent of each Lender directly affected thereby, amend Sections 8.1, 8.2, 8.4 or 11.2;

(h) Without the consent of each Lender directly affected thereby, waive any Default under Section 7.1.; or

(i) Without the written consent of each Lender, subordinate the payment priority of the Obligations.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.

The Lenders hereby irrevocably authorize Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower (on behalf of all Loan Parties) as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loan A Commitments and/or Term Loan B Commitments incurred pursuant to Section 2.23, and such technical amendments as may be necessary in the reasonable opinion of Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section and other applicable provisions of this Agreement.

8.3. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

8.4. Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Loans have automatically become immediately due and payable and the Facility Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.1), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Facility Letter of Credit Fees) payable to Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Facility Letter of Credit Fees and interest on the Loans, Reimbursement Obligations and other Obligations, ratably among Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and (ii) to Administrative Agent for the account of any Specified Swap Contract Provider for any amount owed by a Loan Party under any Swap Contract between any Loan Party and such Specified Swap Contract Provider, ratably among Lenders, the L/C Issuer and Specified Swap Contract Providers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of Reimbursement Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2A, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

9.6. Several Obligations; Benefits of the Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. The Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to the Agreement and their respective successors and assigns.

9.7. Expenses; Indemnification. The Borrower shall reimburse the Administrative Agent for any reasonable and documented out-of-pocket costs and expenses (but, in the case of third-party consultants, limited to reasonable fees for consultants engaged, unless an Unmatured Default or Default exists at the time of such engagement, with the consent of the Borrower (such consent not to be unreasonably conditioned, withheld or delayed) and in the case of counsel to the Administrative Agent, limited to reasonable fees and expenses for one external counsel for the Administrative Agent) paid or incurred by the Administrative Agent in connection with the amendment or modification of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent for any reasonable and documented out-of-pocket costs and expenses (but, in the case of counsel, limited to reasonable fees and expenses for one external counsel for the Administrative Agent and the Lenders, taken as a whole, and if reasonably determined by the Administrative Agent to be needed due to differences between the Administrative Agent and the Lenders and arising after a Default or in the event of any actual conflict of interests, one additional counsel for each group of such similarly affected Persons) paid or incurred by the Administrative Agent in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout). The Borrower further agrees to indemnify the Administrative Agent, each Lender and their Affiliates, and their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (but, in the case of counsel to such indemnified persons, limited to reasonable and documented out-of-pocket fees, and expenses for one external counsel to such indemnified parties (and if reasonably determined by the Administrative Agent to be needed due to differences between the Administrative Agent and the Lenders and arising after a Default or in the event of any actual conflict of interests among the indemnified parties, one additional counsel for each group of such similarly affected Persons), and all other reasonable and documented out-of-pocket expenses of litigation or preparation therefor whether or not the Administrative Agent, or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Projects, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing arise (a) out of the gross negligence or willful misconduct of the party seeking indemnification therefor or of any Affiliate of such party or (b) from claims of an indemnified party against any Affiliate of such indemnified party or (c) from internal disputes among the Administrative Agent and the Lenders. To the extent permitted by applicable law, (x) the Borrower shall not assert, and hereby waives, any claim against any of the foregoing indemnified parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Facility Letter of Credit or the use of the proceeds thereof and (y) the Administrative Agent and the Lenders shall not assert, and hereby waive, any claim against any of the Borrower and any other Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Facility Letter of Credit or the use of the proceeds thereof. The obligations of the Borrower to the Administrative Agent and the Lenders under this Section shall survive the termination of this Agreement.

9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, all accounting terms, ratios and calculations shall be determined without giving effect to Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the Accounting Standards Codification 842.

9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.11. No Advisory or Fiduciary Responsibility. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party, or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty to the Borrower or any other Loan Party in connection with any aspect of any transaction contemplated hereby. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

9.12. Choice of Law. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

9.13. Consent to Jurisdiction. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT FOR SOUTHERN DISTRICT OF NEW YORK OR STATE COURT LOCATED IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK CITY, NEW YORK.

9.14. Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

9.15. Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.16. Acknowledgement Regarding Any Supported QFC.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 9.16, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

9.17. Reallocation of Lenders Pro Rata Shares; No Novation

.

(a) Existing Agreement. Upon satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2 of this Agreement, this Agreement and the other Loan Documents shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Original Credit Agreement, and the Original Credit Agreement shall be superseded in all respects, in each case, on a prospective basis only.

(b) Reallocation. On the Agreement Effective Date, the outstanding Loans and related Obligations made under the Original Credit Agreement (after giving effect to any repayments thereof made on such date) shall be deemed to have been made under this Agreement, without the execution by the Borrower or the Lenders of any other documentation, and all such Loans currently outstanding shall be deemed to have been simultaneously reallocated among the Lenders as follows:

(i) On the Agreement Effective Date, each Lender that will have a greater Revolving Credit Percentage, Term Loan A Commitment Percentage or Term Loan B Commitment Percentage upon the Agreement Effective Date than its applicable Percentage under the Revolving Credit Facility (under and as defined in the Original Credit Agreement), applicable Term Loan A Commitment Percentage under the Term Loan A Facility (under and as defined in the Original Credit Agreement) or Term Loan B Commitment Percentage (under and as defined in the Original Credit Agreement), respectively, immediately prior to the Agreement Effective Date (each, a “Purchasing Lender”), without executing an Assignment and Acceptance Agreement, shall be deemed to have purchased assignments pro rata from each “Lender” under the Existing Credit Facility in the applicable class that will have a smaller Revolving Credit Percentage, Term Loan A Commitment Percentage or Term Loan B Commitment Percentage, respectively, upon the Agreement Effective Date than its applicable Revolving Credit Percentage under the Revolving Credit Facility (under and as defined in the Original Credit Agreement), applicable Term Loan A Commitment Percentage under the Term Loan A Facility (under and as defined in the Original Credit Agreement) or Term Loan B Commitment Percentage under the Term Loan B Facility (under and as defined in the Original Credit Agreement), respectively, immediately prior to the Agreement Effective Date (each, a “Selling Lender”) in all such Selling Lender's rights and obligations under this Agreement and the other Loan Documents as a Lender (collectively, the “Lender Assigned Rights and Obligations”) so that, after giving effect to such assignments, each Lender shall have its respective Commitments as set forth in Schedule 1.1 hereto and a corresponding Revolving Credit Percentage, Term Loan A Commitment Percentage or Term Loan B Commitment Percentage, as applicable, of all Loans and other Outstanding Facility Amount under such Loans. Each such purchase hereunder shall be at par for a purchase price equal to the principal amount of the loans and other participation and without recourse, representation or warranty, except that each Selling Lender shall be deemed to represent and warrant to each applicable Purchasing Lender that the Lender Assigned Rights and Obligations of such Selling Lender being assigned to such Purchasing Lender are not subject to any Liens created by that Selling Lender. For the avoidance of doubt, in no event shall the aggregate unpaid principal amount of any Lender’s outstanding Advances at any time exceed its Commitment, as set forth in Schedule 2.01 hereto.

(ii) On the Agreement Effective Date, the commitment of each lender that is a party to the Original Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) will be terminated, all outstanding obligations owing to the Exiting Lenders will be repaid in full and each Exiting Lender will cease to be a Lender under the Original Credit Agreement and will not be a Lender under this Agreement. As of the Agreement Effective Date, the remaining "Lenders" under (and as defined in) the Original Credit Agreement shall be Lenders under this Agreement with Commitments as set forth on Schedule 2.01 hereto and by its execution and delivery of this Agreement, each such Lender hereby consents to the execution and delivery of this Agreement and to the non-pro rata reduction of their commitments occurring on the Agreement Effective Date as a result of the termination of the commitments of the Exiting lenders, and the concurrent repayment in full of all loans and other obligations owing (whether or not due) to the Existing lenders.

(iii) Each Exiting lender hereby acknowledges and agrees that upon the repayment in full in immediately available funds of the Loans previously made to the Borrower by such Exiting Lender under the Original Credit Agreement which remain outstanding as of the date hereof, together with any accrued and unpaid interest and fees thereon, it is no longer a party to the Original Credit Agreement and will not be a party to this Agreement; provided, however, that all provisions of the Original Credit Agreement that, by their terms, survive the replacement of such Exiting Lender, the termination of the Commitments of such Existing Lender under the Original Credit Agreement and the repayment, satisfaction or discharge of all of the Obligations (collectively, the “Existing Lender Repayment”) shall survive such Exiting Lender Repayment, including without limitation the indemnities in favor of such Exiting Lender set forth in the Original Credit Agreement.

(iv) The Administrative Agent shall calculate the net amount to be paid or received by each Lender in connection with the assignments effected hereunder on the Agreement Effective Date. Each Lender required to make a payment pursuant to this Section shall make the net amount of its required payment available to the Administrative Agent, in same day funds, at the office of the Administrative Agent not later than 2:00 p.m. (Cleveland time) on the Agreement Effective Date. The Agent shall distribute on the Agreement Effective Date the proceeds of such amounts to the Lenders entitled to receive payments pursuant to this Section, pro rata in proportion to the amount each such Lender is entitled to receive at the primary address set forth herein or at such other address as such Lender may request in writing to the Agent.

(c) NO NOVATION. THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF, AND THE OBLIGATIONS OWING UNDER, THE ORIGINAL CREDIT AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER UNDER OR IN CONNECTION WITH THE ORIGINAL CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE ORIGINAL AGREEMENT).

9.18. Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.25, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower . The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE X.

THE ADMINISTRATIVE AGENT

10.1. Appointment. KeyBank National Association is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided for in this Agreement and/or the other Loan Documents to be taken by the Administrative Agent.

10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made by anyone other than the Administrative Agent or one of its Affiliates in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith with respect to anyone other than the Administrative Agent or one of its Affiliates; (v) the value, sufficiency, creation, perfection, or priority of any interest in any collateral security; or (vi) the financial condition of the Borrower or any Subsidiary Guarantor.

10.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the required percentage of the Lenders needed to take such action or refrain from taking such action, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action, other than liability, cost or expense that arises from the Administrative Agent’s gross negligence or willful misconduct.

10.6. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (i) for those amounts which are specifically reimbursable by Borrower under this Agreement and the other Loan Documents, to the extent not so reimbursed by Borrower, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents pursuant to the Administrative Agent’s obligations hereunder which are not specifically reimbursable by Borrower under this Agreement or any other Loan Document, to the extent not actually reimbursed by Borrower, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders. The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and the other Loan Documents.

10.11. Successor Administrative Agent. Except as otherwise provided below, KeyBank National Association shall at all times serve as the Administrative Agent during the term of this Facility so long as KeyBank continues to be a Lender. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent. If the Administrative Agent has been grossly negligent in the performance of its obligations hereunder, the Administrative Agent may be removed at any time by written notice received by the Administrative Agent from other Lenders holding in the aggregate at least two-thirds of that portion of the Aggregate Commitment not held by the Administrative Agent or its Affiliates, such removal to be effective on the date specified by such other Lenders. Upon any such resignation or removal, such other Lenders shall appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent which appointment shall, provided no Default or Unmatured Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and its Affiliates that are Qualified Institutions as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed by such other Lenders within thirty (30) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent shall appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000 (a “Qualified Institution”). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents arising after the date of such discharge. Notwithstanding anything herein to the contrary, at all times prior to the Borrower’s receipt of written notice of the acceptance of such appointment by a successor Administrative Agent, the Borrower may rely in all respects upon all actions taken and consents issued by the prior Administrative Agent. After the effectiveness of the resignation or removal of an Administrative Agent, those rights and liabilities of the Administrative Agent under this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

10.12. Notice of Defaults. If a Lender becomes aware of a Default or Unmatured Default, such Lender shall notify the Administrative Agent in writing of such fact provided that the failure to give such notice shall not create liability on the part of a Lender. Upon receipt of such written notice that a Default or Unmatured Default has occurred, the Administrative Agent shall promptly notify each of the Lenders of such fact.

10.13. Requests for Approval. If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten (10) Business Days (or by such earlier date as is conspicuously noted in such request if the Administrative Agent has made a reasonable determination that the Borrower has a legitimate business reason for seeking such consent or approval on an expedited basis) after such written request from the Administrative Agent. If the Lender does not so respond to a request with a ten (10) Business Day response time, that Lender shall be deemed to have approved the request. If the Lender does not so respond to a request with less than a ten (10) Business Day response time, that Lender shall be deemed to have denied the request.

10.14. Defaulting Lenders. At such time as a Lender becomes a Defaulting Lender, such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders, each affected Lender or all Lenders shall be immediately suspended until such time as the Lender is no longer a Defaulting Lender, except that (i) the amount of the Commitment of the Defaulting Lender may not be increased and (ii) the Facility Termination Date (as to such Defaulting Lender’s Loans and Commitment only) may not be extended other than as expressly provided under Section 2.21, without its consent. If a Defaulting Lender has failed to fund its pro rata share of any Advance and until such time as such Defaulting Lender subsequently funds its pro rata share of such Advance, all Obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal of, interest on and fees relating to the Loans funded by the other Lenders in connection with any such Advance in which the Defaulting Lender has not funded its pro rata share (such principal, interest and fees being referred to as “Senior Loans” for the purposes of this section). All amounts paid by the Borrower or the Subsidiary Guarantors and otherwise due to be applied to the Obligations owing to such Defaulting Lender pursuant to the terms hereof shall be distributed by the Administrative Agent to the other Lenders in accordance with their respective pro rata shares (recalculated for the purposes hereof to exclude the Defaulting Lender) until all Senior Loans have been paid in full provided, however, in no event will any such distribution to the other Lenders give rise to any liability of the Borrower to the Defaulting Lender. After the Senior Loans have been paid in full equitable adjustments will be made in connection with future payments by the Borrower to the extent a portion of the Senior Loans had been repaid with amounts that otherwise would have been distributed to a Defaulting Lender but for the operation of this Section 10.14. This provision governs only the relationship among the Administrative Agent, each Defaulting Lender and the other Lenders; nothing hereunder shall limit the obligation of the Borrower to repay all Loans in accordance with the terms of this Agreement. The provisions of this section shall apply and be effective regardless of whether a Default occurs and is continuing, and notwithstanding (i) any other provision of this Agreement to the contrary,

(ii) any instruction of the Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders or all Lenders.

Notwithstanding the foregoing, any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Article XI shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth (so long as no Default or Unmatured Default exists), to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s (x) potential future funding obligations with respect to Loans under this Agreement and (y) potential future funding obligations to purchase participations in Facility Letter of Credit Obligations, in accordance with Section 2A.6; fifth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

10.15. Additional Agents. Any additional agents designated on the cover of the Agreement shall not have any rights or obligations under the Loan Documents as a result of such designation or of any actions undertaken in such capacity, such parties having only those rights or obligations arising hereunder in their capacities as a Lender.

10.16. Erroneous Payments.

(a) Each Lender and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or Issuing Bank (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the

Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 10.16(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 10.16. and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 10.16 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 10.16 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this Section 10.16 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE XI.

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower or such Subsidiary Guarantor, as the case may be, may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due, provided however that any such offset and application shall only be made after such Lender has obtained the prior written approval of the Administrative Agent, which approval shall not be unreasonably withheld.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments of Swingline Loans and payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to the Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under the Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under the Agreement and any Note to its trustee in support of its obligations to its trustee, provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent and Borrower may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent and Borrower may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2. Participations.

(1) Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. In no event shall the Borrower be required to incur any costs or expenses to effect any such sales to Participants. Each Participant shall be subject to the requirements under Section 3.5(g) (it being understood that the documentation required under Section 3.5(g) shall be delivered to the participating Lender). A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive.

(2) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than those amendments, modifications or waivers with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all the Lenders pursuant to the terms of clauses (a), (b) or (e) of Section 8.2 hereof.

(3) Benefit of Setoff. Each Lender shall retain the right of setoff provided in Section 11.1 and shall not be permitted to share such right with any Participant.

(4) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The Participant Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version) and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

12.3. Assignments.

(a) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time assign to any other Lender or to any Affiliate of such Lender or of any other Lender without the prior approval of the Borrower, or to one or more other entities, with the prior approval of the Borrower, which approval of the Borrower (i) shall not be unreasonably withheld or delayed and shall be deemed given if not withheld within five (5) Business Days after written request for such approval from the Administrative Agent and (ii) shall not be required if a Default or Unmatured Default has occurred and is then continuing (such permitted assignees hereinafter referred to as “Purchasers”), all or any portion of its rights and obligations under the Loan Documents provided that any assignment of only a portion of such rights and obligations shall be in an amount not less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof (it being understood and agreed that no Lender may hold an unparticipated interest of less than $5,000,000 unless such Lender’s interest has been reduced to zero). Such assignment shall be substantially in the form of Exhibit B hereto or in such other form as may be agreed to by the parties thereto. The consent of the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof or an entity that manages a Lender. Such consent shall not be unreasonably withheld or delayed. No assignment shall be made to a Disqualified Lender. Each Purchaser shall be subject to the requirements under Section 3.5(g).

(b) Effect; Effective Date. Upon (i) delivery to the Administrative Agent and Borrower of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit B hereto (a “Notice of Assignment”), together with any consents required by Section 12.3(a), and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender (other than a transferor Lender transferring to an Affiliate of such Lender unless such Affiliate is a Qualified Institution) shall automatically be released on the effective date of such assignment, with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(b), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment. In no event shall the Borrower be required to incur any costs or expenses to effect any such assignments.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices within the United States, a copy of each Notice of Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version) and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, subject in each case to the confidentiality provisions of Section 12.6.

12.5. Secured Bank Product Obligations and Hedging Obligations. No Specified Swap Contract Provider that obtains the benefits of Section 8.4 or the Loan Documents by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Swap Contract Provider.

12.6. Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and advisors, including accountants and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or Lender requested to make such disclosure promptly informs the Borrower of such request if lawfully permitted to do so, so that the Borrower may have an opportunity to object and/or seek an appropriate protective order at the Borrower’s sole cost and expense, and provided further that the Borrower agrees that in no event shall any such notification be required in respect of any disclosure to bank regulatory authorities having jurisdiction over any Lender, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or the enforcement of rights under the Loan Documents, (f) subject to receipt of a written agreement from such Person containing provisions substantially the same as those of this Section, to any Transferee or prospective Transferee of any of its rights or obligations under this Agreement, (g) with the written consent of Borrower, (h) to any member of the Consolidated Group, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower, which source is not bound by a contractual or other obligation of confidentiality to any Person, (j) to insurers and reinsurers or (k) to any direct, indirect, actual or prospective counterparty (and its advisors) to any swap, derivative, or securitization transactions relating to the Borrower and its obligations under this Agreement. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is posted by the Borrower to a website as provided for in Section 6.1 or is otherwise available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

ARTICLE XIII.

NOTICES

13.1. Giving Notice. All notices, requests or demands to be given under this Agreement from any party to the others (collectively, “Notices” and individually a “Notice”) shall be in writing and shall be given by personal delivery, or by overnight courier service for next Business Day delivery at the other parties’ addresses as shown below such parties’ signatures on the signature pages hereto, or by telecopy transmission at the other parties’ facsimile telephone numbers shown there, or by email at the other parties’ email addresses shown there. Notices given by personal delivery (i.e. by the sending party or a messenger) shall be deemed given on the date of delivery. Notices given by overnight courier service shall be deemed given upon deposit with the overnight courier service. Notices given by telecopy or email transmission shall be deemed given on the date of transmission provided such transmission is completed by 5:00 p.m. (sending party’s local time) on a Business Day, otherwise such delivery shall be deemed to occur on the next succeeding Business Day. If a party’s office address is a business, the receipt or the refusal to accept personal or courier service delivery by a receptionist or by any person in an employ of such party, shall be deemed actual receipt by the party of Notices and rejected or refused delivery shall constitute valid delivery. Notices may be issued by an attorney for a party and in such case such Notices shall be deemed given by such party. A party’s address for Notice may be changed from time to time by Notice given to the other party in the manner herein provided for giving notice. Extra copies of Notices are for informational purposes only, and a failure to give or receive extra copies of any Notice shall not be deemed a failure to give notice, and shall in no way adversely affect the effectiveness of such Notice given to the addressee party.

ARTICLE XIV.

PATRIOT ACT; BENEFICIAL OWNERSHIP REGULATION

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. The Borrower agrees to cooperate with each Lender and provide true, accurate and complete information reasonably requested by such Lender and necessary for such Lender to comply with the Act and Beneficial Ownership Regulation, including a Beneficial Ownership Certification or an updated Beneficial Ownership Certification.

ARTICLE XV.

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and counterparts of the Agreement have been circulated to all such parties or posted on a website to which all such parties have access.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

INLAND REAL ESTATE INCOME TRUST, INC., a Maryland corporation

By: /s/ Jerry Kyriazis

Name: Jerry Kyriazis

Title: Chief Financial Officer

Inland Real Estate Income Trust, Inc.

2901 Butterfield Road

Oak Brook, IL 60523

Phone: 630-218-4903

Facsimile: 630-645-2082

Attention: Chief Financial Officer

Email: lynch@inland-investments.com

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF INLAND REAL ESTATE INCOME TRUST, INC.

KEYBANK NATIONAL ASSOCIATION,

Individually and as Administrative Agent

By: /s/ Kristin Centracchio

Print Name: Kristin Centracchio

Title: Vice President

KeyBank National Association

1200 Abernathy Road NE

Suite 1550

Atlanta, GA 30328

Phone: 770-510-2126

Facsimile: 770-510-2195

Attention: Kristin Centracchio

Email: kristin_m_centracchio@keybank.com

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF KEYBANK NATIONAL ASSOCIATION

PNC Bank, National Association

By: /s/ Tori Weiner

Print Name: Tori Weiner

Title: Vice President

PNC Bank, National Association

155 East Broad Street, B4-B230-06-4

Columbus, OH 43215

Phone: 412-918-7983

Attention: Tori Weiner

Email: tori.weiner@pnc.com

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF pnc bANK, NATIONAL ASSOCIATION

Bank of America, N.A.

By: /s/ Brya Frese

Print Name: Bryan Frese

Title: Senior Vice President

Bank of America, N.A.

135 S. LaSalle Street

Chicago, IL 60603-4157

Phone: 312 904 9166

Attention: Bryan Frese

Email: bryan.frese@bofa.com

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF BANK OF AMERICA, N.A.

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By: /s/ Joel Dalson

Print Name: Joel Dalson

Title: Senior Vice President

Fifth Third Bank, National Association

222 South Riverside, 29th Floor

Chicago, IL 60606

Phone: (312) 704-5914

Facsimile: (312) 704-7364

Attention: Joel Dalson

Email: Joel.dalson@53.com

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF fifth third bank, National Association

BMO BANK N.A.

By: /s/ Stephanie Beggs

Print Name: Stephanie Beggs

Title: Director

BMO Bank N.A.

320 South Canal Street

Chicago, IL 60606

Phone: (720) 480-1789

Attention: Stephanie Beggs

Email: stephanie.beggs@bmo.com

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF BMO BANK N.A.

TEXAS CAPITAL BANK

By: /s/ Robert Goeckel

Print Name: Robert Goeckel

Title: Managing Director

Texas Capital Bank

2000 McKinney Avenue, Suite 800

Dallas, TX 75201

Phone: 945-229-5629

Facsimile: 210-390-3777

Attention: Alicia Mcinnes

Email: Alicia.mcinnes@texascapitalbank.com

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF TEXAS CAPITAL BANK

ASSOCIATED BANK, NATIONAL ASSOCIATION

By: /s/ Mitchell Vega

Print Name: Mitchell Vega

Title: Vice President

Associated Bank, National Association

525 W. Monroe, 24th Floor

Chicago, IL 60661

Phone: 312-544-4621

Facsimile: 312-544-4667

Attention: Mitchell Vega

Email: mitchell.vega@associatedbank.com

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF ASSOCIATED BANK, NATIONAL ASSOCIATION

FIRST HORIZON BANK

By: /s/ Meg Beveridge

Print Name: Meg Beveridge

Title: SVP

First Horizon Bank

701 Market St.

Chattanooga, TN 37402

Phone: 404-218-8931

Facsimile:

Attention: Meg Beveridge

Email: Meg.Beveridge@FirstHorizon.com

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF FIRST Horizon BANK NATIONAL ASSOCIATION

S&T BANK

By: /s/ Sean Apicella

Print Name: Sean Apicella

Title: Senior Vice President

S&T Bank

491 N. Cleveland Massillon Rd.

Akron, OH. 44333

Phone: 216-225-2475

Attention: Sean Apicella

Email: sean.apicella@stbank.com

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF S&T BANK

BARCLAYS BANK PLC, as an Exiting Lender

By: /s/ Evan Moriarty

Print Name: Evan Moriarty

Title: Director

Barclays Bank PLC

745 7th Avenue, 8th Floor
New York, NY 10019

Phone: 201 499 4940

Attention: Gisella Ramirez

Email: gisella.ramirez@barclays.com

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF BARCLAYS BANK PLC

PINNACLE BANK, as an Exiting Lender

By: /s/ J. Patrick Daugherty

Print Name: J. Patrick Daugherty

Title: Senior Vice President

PINNACLE BANK, a Tennessee Bank

801 Broad St, 5th Floor

Chattanooga, TN 37402Phone:

Phone: 423-386-2644

Attention: J. Patrick Daugherty

Email: Patrick.daugherty@pnfp.cpm

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF PINNACLE BANK

SCHEDULE 1.1

REVOLVING CREDIT COMMITMENT

Name and Address	Revolving Credit Commitment	Revolving Credit Commitment Percentage
KeyBank National Association 1200 Abernathy Road NE Suite 1550 Atlanta, GA 30328	$53,042,000.00	18.611228070175%
PNC Bank, National Association One North Franklin Street Suite 2150 Chicago, IL 60606	$53,042,000.00	18.611228070175%
Bank of America, N.A. 135 S. LaSalle Street Chicago, IL 60603-4157	$53,042,000.00	18.611228070175%
Fifth Third Bank, National Association 222 South Riverside, 33rd Floor Chicago, IL 60606	$49,000,000.00	17.192982456140%
BMO Bank N.A. 320 South Canal Street Chicago, IL 60606	$49,000,000.00	17.192982456140%
First Horizon Bank 701 Market St. Chattanooga, TN 37402	$12,874,000.00	4.517192982456%
Associated Bank, National Association 525 W. Monroe, 24th Floor Chicago, IL 60661	$10,000,000.00	3.508771929825%
S&T Bank 491 N. Cleveland Massillon Rd. Akron, OH. 44333	$5,000,000.00	1.754385964912%

Schedule 1.1

TERM LOAN A COMMITMENT

Name and Address	Term Loan A Commitment	Term Loan A Commitment Percentage
KeyBank National Association 1200 Abernathy Road NE Suite 1550 Atlanta, GA 30328	$90,958,000.00	15.818782608696%
PNC Bank, National Association One North Franklin Street Suite 2150 Chicago, IL 60606	$90,958,000.00	15.818782608696%
Bank of America, N.A. 135 S. LaSalle Street Chicago, IL 60603-4157	$90,958,000.00	15.818782608696%
Fifth Third Bank, National Association 222 South Riverside, 33rd Floor Chicago, IL 60606	$85,000,000.00	14.782608695652%
BMO Bank N.A. 320 South Canal Street Chicago, IL 60606	$85,000,000.00	14.782608695652%
Texas Capital Bank 2000 McKinney Avenue, Suite 800 Dallas, TX. 75201	$50,000,000.00	8.695652173913%
First Horizon Bank 701 Market St. Chattanooga, TN 37402	$37,126,000.00	6.456695652174%

Schedule 1.1

Name and Address	Term Loan A Commitment	Term Loan A Commitment Percentage
Associated Bank, National Association 525 W. Monroe, 24th Floor Chicago, IL 60661	$30,000,000.00	5.217391304348%
S&T Bank 491 N. Cleveland Massillon Rd. Akron, OH. 44333	$15,000,000.00	2.608695652174%

Schedule 1.1

TERM LOAN B COMMITMENT

Name and Address	Term Loan B Commitment	Term Loan B Commitment Percentage
None	$0.00	0.0000000000%

Schedule 1.1

EXHIBIT G

APPLICABLE MARGINS

Prior to the Investment Grade Rating Date, the interest due hereunder with respect to the Advances and the Facility Letter of Credit Fees with respect to Facility Letters of Credit shall vary from time to time and shall be determined by reference to the Type of Advance and the Leverage Ratio in effect as of the last day of the most recent fiscal quarter of the Borrower for which financial results have been reported. Any such change in the Applicable Margin shall be made on the fifth (5th) day subsequent to the date on which the Administrative Agent receives a compliance certificate pursuant to Section 6.1(d) with respect to the preceding fiscal quarter of Borrower. Such changes shall be given prospective effect only, and no recalculation shall be done with respect to interest or Facility Letter of Credit Fees accrued prior to the date of such change in the Applicable Margin. If any such compliance certificate shall later be determined to be incorrect and as a result a higher Applicable Margin should have been in effect for any period, Borrower shall pay to the Administrative Agent for the benefit of the Lenders all additional interest and fees which would have accrued if the original compliance certificate had been correct, as shown on an invoice to be prepared by the Administrative Agent and delivered to Borrower, on the next Payment Date following delivery of such invoice. The per annum Applicable Margins that will be either added to the Alternate Base Rate to determine the Floating Rate or added to Term SOFR or Daily Simple SOFR, as applicable, to determine the SOFR Rate in effect from time to time with respect to Loans shall be determined as follows (the “Leverage Based Pricing Schedule”):

Leverage Ratio	Revolver SOFR Applicable Margin and Facility Letter of Credit Fee	Revolver ABR Applicable Margin	Term Loan A SOFR Applicable Margin	Term Loan A ABR Applicable Margin
< 40%	1.30%	0.30%	1.25%	0.25%
> 40%, < 45%	1.40%	0.40%	1.30%	0.30%
> 45%, < 50%	1.50%	0.50%	1.40%	0.40%
> 50%, < 55%	1.65%	0.65%	1.55%	0.55%
> 55%, < 60%	1.90%	0.90%	1.80%	0.80%
> 60%	2.10%	1.10%	2.05%	1.05%

Notwithstanding the foregoing, on, and at all times after, the Investment Grade Rating Date, Borrower may elect, upon not less than five (5) Business Days prior written notice to the Administrative Agent, for the per annum Applicable Margins that will be either added to the Alternate Base Rate to determine the Floating Rate or added to Term SOFR or Daily Simple SOFR, as applicable, to determine the SOFR Rate in effect from time to time with respect to Loans, as well as the Facility Fee due under Section 2.5(b) thereafter to be determined as follows (the “Ratings Based Pricing Schedule”):

EXHIBIT G

Rating	Revolver SOFR Applicable Margin	Revolver ABR Applicable Margin	Facility Fee Percentage	Term Loan A SOFR Applicable Margin	Term Loan A ABR Applicable Margin
At least A- or A3	0.725%	0%	0.125%	0.80%	0%
At least BBB+ or Baa1	0.775%	0%	0.150%	0.85%	0%
At least BBB or Baa2	0.85%	0%	0.200%	0.95%	0%
At least BBB- or Baa3	1.05%	0.05%	0.250%	1.20%	0.20%
Below BBB- or Baa3	1.40%	0.40%	0.300%	1.60%	0.60%

Any such election by Borrower shall be irrevocable and the Ratings Based Pricing Schedule shall apply throughout the remaining term of the Loan.

EXHIBIT G